Exhibit 10.1

CERTAIN INDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRATION TREATS AS PRIVATE OR CONFIDENTIAL

ARRANGEMENT AGREEMENT

- Among -

URANIUM ENERGY CORP.

- And -

UEC 2022 ACQUISITION CORP.

- And -

UEX CORPORATION

Dated as of June 13, 2022

TABLE OF CONTENTS

Article 1 INTERPRETATION	2

Definitions	2
Interpretation	15
Entire Agreement	15
Currency	16
Time	16
Schedules	16
Knowledge	16
Accounting Principles	16
Invalidity of Provisions	16

Article 2 THE ARRANGEMENT	17

Arrangement	17
Implementation Steps by Target	17
Target Information Circular and Related Materials	18
Interim Order	18
Final Order	19
Payment of Consideration	19
Articles of Arrangement and Effective Date	19
Securities and Corporate Compliance	20
Preparation of Filings	20
Dissenting Shares	21
Parent and Purchaser Approvals	21
Target Approvals	21
No Fractional Shares	22
Parent Guarantee	22
U.S. Securities Law Matters	22
Withholding Taxes	24
U.S. Tax Matters	24

Article 3 REPRESENTATIONS AND WARRANTIES	25

Representations and Warranties of Target	25
Representations and Warranties of Purchaser	25

Article 4 ADDITIONAL AGREEMENTS	25

Non-Waiver	25
Nature and Survival	26
Insurance and Indemnification	26

Article 5 COVENANTS	26

Interim Financing	26
Announcement and Shareholder Communication	27
Target’s Covenants	27
Pre-Acquisition Reorganization	29
Covenants of Parent and Purchaser	31
Mutual Covenants	32
Target’s Covenants Regarding Non-Solicitation	34
Right to Accept a Superior Proposal	36

Article 6 REMEDIES	37

Availability of Equitable Remedies	37

- ii -

Article 7 CONDITIONS	37

Mutual Conditions	37
Conditions Precedent to the Obligations of Parent and Purchaser	39
Conditions Precedent to the Obligations of Target	41
Notice and Cure Provisions	41
Satisfaction of Conditions	42

Article 8 AMENDMENT	42

Amendment	42
Mutual Understanding Regarding Amendments	43
Cooperation on Structure	43

Article 9 TERMINATION AND COMPENSATION	43

Termination	43
Effect of Termination	44
Expenses and Expense Reimbursement	45
Termination Fees	45

Article 10 GENERAL	46

Notices	46
Time of Essence	47
No Third Party Beneficiaries	47
Further Assurances	47
Governing Law	48
Execution in Counterparts	48
Enurement and Assignment	48

Schedule 1         -         Plan of Arrangement.

Schedule 2         -         Representations and Warranties of Target.

Schedule 3         -         Representations and Warranties of Parent and Purchaser.

Schedule 4         -         Locked-up Shareholders.

Schedule 5         -         Arrangement Resolution.

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of the 13th day of June, 2022.

AMONG:

URANIUM ENERGY CORP., a company incorporated under the laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at Suite 1830, 1030 West Georgia Street, Vancouver, British Columbia, Canada, V6E 2Y3

(“Parent”);

AND:

UEC 2022 ACQUISITION CORP., a company incorporated under the federal laws of Canada, and having an address for notice and delivery located at Suite 1830, 1030 West Georgia Street, Vancouver, British Columbia, Canada, V6E 2Y3;

(“Purchaser”);

AND:

UEX CORPORATION, a company incorporated under the federal laws of Canada, and having an address for notice and delivery located at 2465 Berton Place, North Vancouver, British Columbia, Canada, V7H 2W9

(“Target”);

(and Parent, Purchaser and Target being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

WHEREAS:

(A)              The Parties are proposing to carry out a transaction pursuant to which Purchaser will acquire all of the issued and outstanding shares of Target;

(B)              The Parties intend that the acquisition of Target by Purchaser be carried out under the arrangement provisions of the Canada Business Corporations Act;

(C)              The Target Board has unanimously determined that the Arrangement is fair to the Target Shareholders from a financial point of view and that the Arrangement is in the best interests of Target, and the Target Board has determined to recommend that the Target Shareholders vote in favour of the Arrangement, all subject to the terms and conditions contained in this Agreement; and

(D)              Concurrently with the execution and delivery of this Agreement and in order to induce Parent and Purchaser to enter into this Agreement, Parent and Purchaser have entered into a Voting Agreement with each of the Locked-up Shareholders pursuant to which, among other things, each Locked-up Shareholder has agreed, subject to the terms and conditions thereof, to support the Arrangement.

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby mutually acknowledged), the Parties hereto do hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

Definitions

1.1                   Wherever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms will have the meanings set out below and in addition certain other words and terms are defined in the Plan of Arrangement:

“Acquisition Proposal” means, other than the Arrangement and the other transactions contemplated by this Agreement, any:

(a)         offer, proposal or inquiry (written or oral) from any person or group of persons (other than Parent, Purchaser or one or more of their affiliates) after the date of this Agreement relating to:

(i)         any direct or indirect acquisition, take-over bid, exchange offer, tender offer, treasury issuance of securities, sale of securities or other transaction by any person or group of persons of voting or equity securities of Target (or securities convertible into or exchangeable or exercisable for voting or equity securities) that, if consummated, would result in such person or group of persons owning 20% or more of the voting or equity securities of Target (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for voting or equity securities);

(ii)         any plan of arrangement, amalgamation, merger, share exchange, consolidation, reorganization, recapitalization, winding up, liquidation, dissolution or other business combination or similar transaction, in a single transaction or a series of related transactions, involving Target or any of the Target Subsidiaries whose assets, individually or in the aggregate, represent 20% or more of the consolidated assets of Target and the Target Subsidiaries, in each case based on the fair market value of the consolidated assets of Target and the Target Subsidiaries;

(iii)         any direct or indirect acquisition (or any lease, license, royalty, joint venture, long-term supply agreement or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, involving any assets of Target (including shares of Target Subsidiaries) or any of the Target Subsidiaries that in the aggregate constitute 20% or more of the fair market value of the consolidated assets of Target and the Target Subsidiaries; or

(iv)         any other similar transaction or series of transactions involving Target or any of the Target Subsidiaries;

(b)         any public announcement of, or of an intention to do, any of the foregoing; or

(c)         any modification or proposed modification of any such proposal, inquiry or offer;

“Affiliate” has the meaning ascribed to it in the CBCA;

"Antitrust Approval" means all applicable filings pursuant to the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder in respect of the Arrangement shall have been made and all applicable waiting periods (and extensions thereof) shall have expired or been terminated.

“Arrangement” means an arrangement under the provisions of Section 192 of the CBCA, on the terms and conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of Target and Purchaser, each acting reasonably;

“Arrangement Agreement” or “Agreement” means this arrangement agreement and any amendment or variation hereto made in accordance with Article 8, including all Schedules hereto and any instrument or agreement supplementary or ancillary hereto;

“Arrangement Resolution” means the special resolution approving this Agreement and the Plan of Arrangement to be considered at the Target Meeting, to be substantially in the form and content of Schedule 5 hereto;

“Articles of Arrangement” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Authorization” means an authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not the same have the force of Laws, and includes any Environmental Approval;

“Business Day” means a day that is not a Saturday, Sunday or civic or statutory holiday, in British Columbia or Ontario;

“Canadian Securities Laws” means the Securities Act and the equivalent legislation in the other Provinces and in the Territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any of such statutes, and the published policies, bulletins and notices of the regulatory authorities administering such statutes;

“CBCA” means the Canada Business Corporations Act, as now enacted and as amended, and the regulations thereto;

“Change in Recommendation” will have the meaning ascribed to it in Section 5.9(b)(iv);

“Circular” means the notice of the Target Meeting and accompanying management information circular, including all schedules thereto and documents incorporated by reference therein, to be sent to holders of Target Shares in connection with the Target Meeting and includes any amendments thereto;

“Claims” means claims of any nature or kind whatsoever against the Target Shares, Target Options, Targets RSUs or Target Warrants, as the case may be, including without limitation encumbrances, charges, liens, security interests, trust claims or any other claims in equity, at law or otherwise;

“Competition Act” means the Competition Act (Canada), as amended from time to time;

“Concessions” means any mining concession, claim, lease, licence, permit or other right to explore for, exploit, develop, mine or produce minerals or any interest therein which Target owns or has a right or option to acquire or use, all as listed in Schedule (T) to the Target Disclosure Letter;

“Consideration” means the number of Parent Shares issuable by Parent in respect of each Target Share pursuant to the Plan of Arrangement;

“Contracts” means all contracts, licences, leases, agreements, commitments, entitlements, engagements, warranties or guarantees to which a Person or any Subsidiary of the Person is a party or pursuant to which the Person or any Subsidiary of the Person is obligated to provide a benefit to, or is entitled to receive a benefit from, any other Person;

“Court” means the Supreme Court of British Columbia;

“Covid-19” means the novel coronavirus, which was declared a pandemic by the World Health Organization on March 12, 2020;

“Depositary” means Transfer Online Inc., or any other depositary or trust company, bank or financial institution as Parent or Purchaser may appoint to act as depositary with the approval of Target, acting reasonably;

“Director” shall have the meaning ascribed to such term in the CBCA;

“Dissenting Shareholder” means a holder of Dissenting Shares;

“Dissenting Shares” has the meaning ascribed to it in Section 2.12;

“Effective Date” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Effective Time” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Encumbrance” means any encumbrance including any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by Governmental Entities pursuant to Environmental Laws with respect to the operation of a Person or its Subsidiaries or its businesses, including the control or ownership of leased property or Real Property;

“Environmental Laws” means all applicable Laws, including applicable civil or common law, relating to the protection or enhancement of the Environment and employee and public health and safety;

“Exchange Ratio” means 0.0831 of a Parent Share for each Target Share;

“Final Order” means the final order of the Court approving the Arrangement (including all amendments thereto made prior to the Effective Time), in a form acceptable to both Purchaser and Target, each acting reasonably, granted pursuant to Section 192 of the CBCA, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both Purchaser and Target, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment is acceptable to both Target and Purchaser, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;

“Financial Advisors” means TD Securities Inc. and Sprott Capital Partners LP, financial advisors to Target;

“Governmental Entity” means (a) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral or adjudicative body, commission, commissioner, cabinet, board, bureau, minister, ministry, governor-in-council, agency or instrumentality, domestic or foreign; (b) any subdivision, agent or authority of any of the foregoing; (c) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing (including the Securities Regulators); or (d) any stock exchange (including the Stock Exchanges);

“Hazardous Substance” means any chemical, material or substance, pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law and includes any constituents or breakdown product related to such material, substance or good;

“ICA Clearance” means the satisfaction of any one of the following: (i) the time during which the responsible Minister could have provided notice to the Purchaser under either subsection 25.2(1) or subsection 25.3(2) of the Investment Canada Act shall have passed without the Purchaser having received such notice; (ii) the responsible Minister shall have provided the Purchaser with notice under paragraph 25.2(4)(a) of the Investment Canada Act indicating that no order for review will be made in respect of the transactions contemplated by this Agreement; (iii) the responsible Minister shall have provided the Purchaser with notice under paragraph 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken in respect of the transactions contemplated by this Agreement; or (iv) where an Investment Canada Act Review has been ordered by the Governor in Council, the Governor in Council shall have issued an order under paragraph 25.4(1)(b) of the Investment Canada Act authorizing the transactions contemplated by this Agreement on conditions acceptable to the Purchaser in its sole discretion;

“IFRS” means International Financial Reporting Standards;

“Interim Order” means the interim order of the Court, contemplated by Section 2.4 of this Agreement and made pursuant to Section 192 of the CBCA, providing for, among other things, the calling and holding of the Target Meeting, as the same may be amended by the Court with the consent of both Purchaser and Target, each acting reasonably, in connection with the Arrangement, including any amendment thereto;

“Investment Canada Act” means the Investment Canada Act (Canada) and regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Lands” means all interests and rights in real and immoveable property interests, including property rights, possession rights, licenses, leases, rights of way, rights to use, surface rights, easements and, any kind of permits or authorizations permitting the use of land or other Real Property interests (but excluding the Concessions) which Target owns or has an right in or interest in or has an option or other right to acquire or use, all as indicated in Schedule (T) to the Target Disclosure Letter;

“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Letter of Intent” means the letter agreement between Parent and Target dated April 14, 2022;

“Locked-up Shareholders” means those Target Shareholders, being all the directors and officers of Target and certain significant Target Shareholders, all as set forth in Schedule 4 hereto, who have entered into Voting Agreements with Parent and Purchaser pursuant to which they have agreed, subject to the terms of such Voting Agreements, to vote their Target Securities (including any Target Shares issuable upon the exercise of Target Options, Targets RSUs and Target Warrants) in favour of the Arrangement Resolution;

“Material Adverse Effect” means, in respect of any Party, an effect that is material and adverse to the business, properties, assets, liabilities, obligations (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, condition (financial or otherwise), operations or results of operations of that Party and its Subsidiaries and material joint ventures taken as a whole, other than any change, effect, event or occurrence:

(a)         relating to the global economy, political conditions or securities markets in general;

(b)         affecting the worldwide uranium, nuclear energy and/or mining industries in general;

(c)         relating to a change in the market trading price of publicly traded securities of that Party, either:

(i)         related to this Agreement and the Transaction or the announcement thereof; or

(ii)         related to such a change in the market trading price primarily resulting from a change, effect, event or occurrence excluded from this definition of Material Adverse Effect under clauses (a), (b), (d), (e) or (f) hereof;

(d)          the price of uranium;

(e)         the exchange ratio between the United States dollar and the Canadian dollar;

(f)         relating to any generally applicable change in applicable laws or regulations (other than orders, judgments or decrees against that Party any of its Subsidiaries and material joint ventures) or in applicable accounting principles;

(g)         attributable to the announcement or pendency of this Agreement or the Transaction, or otherwise contemplated by or resulting from the terms of this Agreement, or

(h)         attributable to Covid-19.

provided, however, that such effect referred to in clause (a), (b) or (e) above does not primarily relate only to (or have the effect of primarily relating only to) that Party and its Subsidiaries and material joint ventures, taken as a whole, or disproportionately adversely affect that Party and its Subsidiaries and material joint ventures taken as a whole, compared to other companies of similar size operating in the industry in which that Party and its Subsidiaries and material joint ventures operate;

“Material Contract” in respect of Target, means any Contract: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on Target; (ii) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money in excess of $250,000; (iii) under which indebtedness for borrowed money is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to a lien securing indebtedness, other than a Contract (A) between two or more wholly owned Subsidiaries; (B) between Target and one or more Target Subsidiaries; or (C) such indebtedness is incurred in the ordinary course and is not in excess of $250,000; (iv) restricting the incurrence of indebtedness by Target or any of Target Subsidiaries (including by requiring the granting of an equal and rateable Encumbrance) or the incurrence of any Encumbrances on any properties or assets of Target or any of Target Subsidiaries, or restricting the payment of dividends by Target or any of Target Subsidiaries; (v) under which the Target is obligated to make or expects to receive payments in excess of $100,000 over the remaining term; (vi) providing for the establishment, investment in, organization or formation of any joint venture, strategic relationship, limited liability company or partnership; (vii) other than the Voting Agreement, any shareholders or stockholders agreements, registration rights agreements, voting trusts, similar agreements, arrangements or commitments with respect to any shares or other equity interests or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities to which Target is a party; (viii) that creates an exclusive dealing arrangement or right of first offer or refusal or similar rights or terms to any person; (ix) with a Governmental Entity; (x) providing for employment, severance or change in control payments in excess of $50,000; (xi) providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $250,000; (xii) that limits or restricts (A) the ability to engage in any line of business or carry on business in any geographic area, or (B) the scope of persons to whom the Target may sell or acquire assets, products or deliver or obtain services; (xiii) providing for a royalty, stream or similar arrangement or economically equivalent arrangement in respect of any mineral property; (xiv) any standstill or similar provision restricting the ability of the Target to offer to purchase or purchase the assets or equity securities of another person; (xv) that provides for indemnification or the assumption of any Tax, environmental, or other liability of any person; (xvi) that is made out of the ordinary course of business; (xvii) (A) which is a mining concession, lease or claim in respect of a Target Mineral Right, or an earn-in, back-in, right of first offer or refusal in respect of a Target Mineral Right or (B) that is material to the Target and related to the operation of, or the exploitation, extraction, development or production of uranium from, the Target Mineral Rights; or (xviii) that is otherwise material to the Target or any of the Target Subsidiaries; and, for greater certainty, includes the Material Contracts of Target listed in the Target Disclosure Letter; and in respect of Parent, means a “material contract” within the meaning of such term under NI 51-102;

“Material Fact” has the meaning ascribed thereto in the Securities Act;

“Misrepresentation” has the meaning set out in the Securities Act;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations;

“NI 54-101” means National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer;

“NYSE American” means the NYSE American Exchange;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person;

“Outside Date” means December 31, 2022, or such later date as may be mutually agreed to in writing by the Parties;

“Parent Balance Sheet” means the balance sheet of Purchaser as at July 31, 2021 and 2020, forming part of the Purchaser Financial Statements;

“Parent Board” means the board of directors of Purchaser;

“Parent Disclosure Documents” means, collectively, all documents published or filed by Purchaser with the securities regulatory authorities in Canada since August 1, 2019;

“Parent Financial Statements” means the audited financial statements of Parent, which comprise the Parent Balance Sheet and the statements of operations, comprehensive loss and deficit and cash flows for the years then ended;

“Parent Options” means stock options to purchase Parent Shares;

“Parent Shareholders” means holders of Parent Shares;

“Parent Shares” means the common shares with a par value of USD $0.001 per share in the capital of Parent;

“Parent Subsidiaries” means Subsidiaries of Purchaser as set out in the Parent Disclosure Documents;

“Parent Warrants” means the warrants to purchase Parent Shares;

“Parties” means, collectively, Parent, Purchaser and Target and “Party” means any one of them;

“Person” means any individual, sole proprietorship, partnership, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Entity, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative and, when the context requires it, means either Purchaser or Target;

“Plan of Arrangement” means the plan of arrangement as set forth in Schedule 1 to this Agreement as amended or supplemented from time to time;

“Private Placement” has the meaning ascribed to it in Section 5.1;

“Real Property” means all lands owned, purported to be owned, or leased by a Person and its Subsidiaries and all plants, buildings, structures, erections, improvements, appurtenances and fixtures (other than tenant’s fixtures) situate on or forming part of such lands;

“Regulatory Approval” means any approval, consent, waiver, permit, order or exemption from any Governmental Entity that is required or advisable to be obtained in order to permit the Arrangement to be effected;

“Release” has the meaning prescribed in any Environmental Law and includes, without limitation, any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, or placement;

“Replacement Option” means an option to acquire Parent Shares for which a Target Option was exchanged under the terms of this Arrangement Agreement and/or the Plan of Arrangement;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (British Columbia), as amended;

“Securities Laws” means, collectively, all applicable Canadian Securities Laws, U.S. Securities Laws, and any other applicable securities Laws;

“Securities Regulators” means the British Columbia Securities Commission, the securities regulatory authorities in each of the other Provinces of Canada and the SEC;

“SEDAR” means the System for Electronic Document Analysis and retrieval of the Canadian Securities Administrators;

“Statutory Plan” means a statutory benefit plan which Target or Purchaser are required to participate in or comply with, including the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

“Stock Exchanges” means the TSX and the NYSE American;

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which through share ownership or otherwise, the specified body corporate is entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and will include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary;

“Superior Proposal” means a bona fide written Acquisition Proposal made after the date of this Agreement that would result in the acquisition of assets that individually or in the aggregate constitute more than 50% of the assets (on a consolidated basis) of Target or more than 50% of the issued and outstanding Target Shares, whether by way of merger, amalgamation, arrangement, share exchange, take-over bid, business combination, or otherwise, and that the Target Board determines in good faith after consultation with its financial advisors and outside legal counsel: (a) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (b) is fully financed or is reasonably capable of being fully financed; (c) is not subject to a due diligence condition; (d) is made available to all Target Shareholders on the same terms and conditions (other than in the case of an asset transaction); and (e) would in the opinion of the Target Board acting in good faith if consummated in accordance with its terms (without assuming away the risk of non-completion), result in a transaction more favourable to the shareholders of Target, from a financial point of view, than the terms of the Transaction;

“Target” means UEX Corporation, a company existing under the federal laws of Canada and, where the context permits, a reference to Target includes the Target Subsidiaries;

“Target Balance Sheet” means the consolidated balance sheet of Target as at December 31, 2021 and 2020, forming part of the Target Financial Statements;

“Target Benefit Plan” means all plans with respect to Target employees or former employees to which Target is a party to or bound by or to which Target has an obligation to contribute relating to retirement savings, pensions, bonuses, profit sharing, deferred compensation, incentive compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, severance or termination pay or other benefit plan, other than a Statutory Plan;

“Target Board” means the board of directors of Target;

“Target Disclosure Documents” means, collectively, all documents published or filed by Target with the securities regulatory authorities in Canada since January 1, 2020 and available on SEDAR;

“Target Disclosure Letter” means the disclosure letter executed by Target and delivered to Purchaser before the execution of this Agreement;

“Target Financial Statements” means the consolidated annual financial statements of Target, which comprise the Target Balance Sheet and the consolidated statements of loss, comprehensive loss, and deficit, shareholders’ equity, and cash flows for the years then ended;

“Target Meeting” means the special meeting of Target Shareholders to be held to consider the Arrangement Resolution, including any adjournment or adjournments thereof;

“Target Mineral Rights” shall have the meaning ascribed thereto in subsection (u)(i) of Schedule 2;

“Target Option” means an option to acquire Target Shares granted under the Target Option Plan all as set out in Schedule (B) of the Target Disclosure Letter;

“Target Option Plan” means the incentive stock option plan of Target adopted by resolution of Target Shareholders dated January 15, 2002 and amended and approved by Target Shareholders on June 30, 2005, June 26, 2007, June 25, 2008, June 21, 2011, June 6, 2014, June 13, 2017, and June 11, 2020;

“Target Permitted Encumbrances” means:

(a)         minor title defects or irregularities or servitudes, easements, restrictions, encroachments, covenants, rights of way and other similar rights or restrictions in real property or mineral property, or any interest therein, whether registered or unregistered, provided the same are not of such nature as to materially impair the operation or enjoyment of the Target Mineral Rights;

(b)         undetermined or inchoate liens, charges and privileges (including mechanics’, construction, carriers’, workers’, repairers’, storers’ or similar liens) which individually or in the aggregate are not material, arising or incurred in the ordinary course of business of Target;

(c)         statutory liens, adverse claims or Encumbrances of any nature whatsoever claimed or held by any Governmental Entity that have not at the time been filed or registered against the title to the Target Mineral Rights or served upon Target pursuant to Law or that relate to obligations not due or delinquent save and except for statutory liens, adverse claims or Encumbrances related to Taxes which are due and payable, but including statutory liens, adverse claims or Encumbrances relates to Taxes being contested in good faith and that have been adequately reserved on the Target Financial Statements;

(d)         the reservations, limitations and exceptions in any original grants from any Governmental Entity of any real property or mineral property or interest therein and statutory exceptions to title that do not materially detract from the value of the Target Mineral Rights or materially impair the operation or enjoyment of the Target Mineral Rights; and

(e)         the Encumbrances listed in Schedule (T)(ii) to the Target Disclosure Letter;

“Target RSU” means a restricted share unit issued under the Target RSU Plan and outstanding immediately before the Effective Date, all as set out in Schedule (B) of the Target Disclosure Letter;

“Target RSU Plan” means the restricted share unit plan of Target dated April 21, 2020;

“Target Securities” means, collectively, the Target Shares, the Target Options, and the Target RSUs;

“Target Securityholders” means Target Shareholders, holders of Target Options, and holders of Target RSUs;

“Target Shareholder Approval” has the meaning ascribed to such term in Section 2.4(d);

“Target Shareholders” means the holders of Target Shares;

“Target Shares” means the common shares without par value in the capital of Target;

“Target Subsidiaries” means, collectively, those subsidiaries of Target listed in Schedule (E) of the Target Disclosure Letter;

“Target Warrants” means the warrants to purchase Target Shares as described in Schedule (B) of the Target Disclosure Letter;

“Tax Act” means the Income Tax Act (Canada);

“Taxes” means all taxes, duties, levies, imposts and charges however denominated, including any interest, penalties, additional taxes, fines, charges or other additions that may become payable in respect thereof (whether disputed or not), imposed by any Governmental Entity, including all income or profits taxes (including federal income taxes and provincial and state income taxes), capital taxes, payroll and employee and other withholding taxes, employment insurance, social insurance taxes (including Canada and Quebec Pension Plan payments), sales and use taxes, ad valorem taxes, goods and services and harmonized sales taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, goods and services taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation premiums, pension assessment and other obligations of the same or of a similar nature to any of the foregoing;

“Tax Returns” means all reports, returns, information returns, claims for refunds, elections, designations, estimates, reports and other documents, including any schedule or attachments thereto, required to be filed with any Governmental Entity in respect of Taxes and including any amendment thereof or attachment thereto.;

“Termination Fee” has the meaning ascribed thereto in Section 9.6;

“Transaction” means collectively, the transactions contemplated herein and in the Plan of Arrangement as such may be amended from time to time;

“Transaction Documents” means collectively, this Agreement, the Target Disclosure Letter, the Plan of Arrangement and any Schedules attached hereto and thereto and the Voting Agreements;

“Transmittal Letter” means the letter of transmittal to be sent by Target to holders of Target Shares for use in connection with the Arrangement;

“TSX” means the Toronto Stock Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“U.S. Securities Laws” means the “blue sky” or securities law of any state or territory of the United States or the District of Columbia, together with the U.S. Exchange Act and the U.S. Securities Act, and the rules and regulations of the SEC thereunder;

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended; and

“Voting Agreements” means the voting agreements (including all amendments thereto) between Purchaser and the Locked-up Shareholders.

Interpretation

1.2                   In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)

the division of this Agreement and the Plan of Arrangement into Articles and Sections and the further division thereof and the insertion of headings and a table of contents are for convenience of reference only and will not affect the construction or interpretation of this Agreement or the Arrangement. Unless otherwise indicated, any reference in this Agreement and the Plan of Arrangement to an Article, Section or Schedule refers to the specified Article or Section of or Schedule to this Agreement;

(b)

the terms “Arrangement Agreement”, “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto and, unless otherwise indicated, a reference herein to a section is to the appropriate section of this Agreement;

(c)

words importing the singular number only will include the plural and vice versa, words importing the use of any gender will include all genders and words importing persons will include firms and corporations and vice versa;

(d)

if any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day;

(e)	the word “including” means “including, without limiting the generality of the foregoing”; and

(f)	a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder.

Entire Agreement

1.3                   The Transaction Documents and the Letter of Intent constitute the entire agreement between Purchaser and Target pertaining to the subject matter of this Agreement and supersede all prior arrangements, understandings, negotiations and discussions, whether oral or written, among them with respect to the subject matter hereof including the Letter of Intent.

Currency

1.4                   All references to cash or currency in this Agreement are to Canadian dollars unless otherwise indicated.

Time

1.5                   Unless otherwise indicated, all times expressed herein are local time, Vancouver, British Columbia, Canada.

Schedules

1.6                   The following Schedules are attached hereto and form part of this Agreement:

Schedule		Description

Schedule 1	-	Plan of Arrangement;
Schedule 2	-	Representations and Warranties of Target;
Schedule 3	-	Representations and Warranties of Parent and Purchaser;
Schedule 4	-	Locked-up Shareholders; and
Schedule 5	-	Arrangement Resolution.

Knowledge

1.7                   Any reference to the knowledge of Target will mean to the best of the knowledge, information and belief of the Chief Executive Officer and the Chief Financial Officer of Target, after due inquiry. Any reference to the knowledge of Parent or Purchaser will mean to the best of the knowledge, information and belief of the Chief Executive Officer and the Chief Financial Officer of Parent, after due inquiry.

Accounting Principles

1.8                   All references to generally accepted accounting principles, unless otherwise stated, are to the principles recommended, from time to time, in the CPA Canada Handbook and all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with IFRS.

Invalidity of Provisions

1.9                   Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of other provision thereof.

ARTICLE 2
THE ARRANGEMENT

Arrangement

2.1                 Purchaser and Target agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

Implementation Steps by Target

2.2                 Target covenants in favour of Parent and Purchaser that Target will act expeditiously and in good faith to:

(a)

apply to the Court, as soon as reasonably practicable, in a manner acceptable to Purchaser, acting reasonably, under Section 192 of the CBCA for the Interim Order, which application will clearly state Target’s and Purchaser’s intention to rely on exemption from registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act to implement the Transaction, and thereafter proceed with and diligently pursue the Interim Order;

(b)

lawfully convene and hold the Target Meeting as soon as reasonable practicable after the receipt of the Interim Order, and in any event no later than August 15, 2022, for the purpose of approving the Arrangement Resolution. Except as otherwise provided in this Agreement, Target will not adjourn or otherwise change the timing of the Target Meeting without the prior written consent of Purchaser, such consent not to be unreasonably withheld;

(c)

subject to obtaining the Target Shareholder Approval as is required by the Interim Order, apply to the Court under Section 192 of the CBCA, as soon as reasonably practicable after the Target Meeting, for the Final Order approving the Arrangement, and thereafter proceed with and diligently pursue, the obtaining of the Final Order;

(d)

subject to obtaining the Final Order, as soon as reasonably practicable thereafter, but subject to the satisfaction or waiver of the other conditions herein contained in favour of each party, files the Articles of Arrangement with the Director and take all other steps or actions as may be required in connection with the Transaction to give effect to the Arrangement;

(e)

instruct counsel acting for it to bring the applications referred to in Section 2.2(a) and Section 2.2(c) in cooperation with counsel to Parent. Target shall not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend materials so filed or served except as expressly permitted hereby or with Parent’s prior written consent, acting reasonably; and

(f)

permit Parent and its counsel to review and comment upon drafts of all materials to be filed by Target with the Court in connection with the Transaction and provide counsel to Parent on a timely basis with copies of any notice of appearance and evidence served on Target or its counsel in respect of the application for the Final Order or any appeal therefrom and of any notice (written or oral) received by Target indicating any intention to oppose the granting of the Final Order or to appeal the Final Order.

Target Information Circular and Related Materials

2.3                   With the assistance of Parent and Purchaser, Target will use commercially reasonable efforts to expeditiously prepare the Circular, together with any other documents required by applicable Canadian Securities Laws or other applicable Laws in connection with the Arrangement, and Target will use commercially reasonable efforts to cause the Circular and other documentation required in connection with the Target Meeting to be sent to each Target Securityholder and filed as required by the Interim Order or applicable Laws as soon as reasonably practicable. In any event, Target will use commercially reasonable efforts to prepare all materials necessary for filing the application for the Interim Order with the Court within 30 days after the date of execution of this Agreement; provided that the Circular and other documentation will not be sent to the Target Securityholders except with the prior written consent of Parent (such consent not to be unreasonably withheld).

Interim Order

2.4                   The notice of motion for the application referred to in Section 2.2(a) will request that the Interim Order provide:

(a)

that Target Securityholders will be the only class of Persons to whom notice is to be provided in respect of the Arrangement and the Target Meeting and for the manner in which such notice is to be provided;

(b)	that the Target Meeting may be adjourned from time to time by management of Target without the need for additional approval of the Court;

(c)	that the record date for Target Securityholders entitled to notice of and to vote at, the Target Meeting will not change in respect of adjournments of the Target Meeting;

(d)

that the requisite approval for the Arrangement Resolution will be two-thirds of the votes cast on the Arrangement Resolution by Target Shareholders and two-thirds of the votes cast on the Arrangement Resolution by Target Securityholders (voting together as a single class), each present in person or represented by proxy at the Target Meeting and entitled to vote thereat, together with, if required by MI 61-101, minority approval in accordance with MI 61-101 (together, the “Target Shareholder Approval”);

(e)

that, in all other respects, the terms, restrictions and conditions of the notice of articles and articles of Target, including quorum requirements and all other matters, will apply in respect of the Target Meeting;

(f)

that the Parties intend to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act, subject to and conditioned on the Court’s determination that the Arrangement is substantially and procedurally fair and reasonable to applicable Target Securityholders;

(g)	for the grant of the dissent rights referred to in Section 2.12; and

(h)	for the notice requirements with respect to the presentation of the application for the Final Order.

Final Order

2.5                 Following approval of the Target Resolution at the Target Meeting, Target will forthwith, in any event not later than three (3) Business Days after the Arrangement Resolution is passed at the Target Meeting, apply to the Court for the Final Order pursuant to Section 192 of the CBCA, on terms satisfactory to each of the Parties. All notices of motion and related materials referred to in Section 2.2 shall be in a form satisfactory to Purchaser and Target acting reasonably.

Payment of Consideration

2.6                 Following receipt by Target of the Final Order and in any event not later than the filing by Target of the Articles of Arrangement with the Director, Parent and Purchaser shall deposit or cause to be deposited in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) a signed treasury direction to issue Parent Shares to satisfy the aggregate Consideration payable by Purchaser to Target Securityholders in accordance with the Plan of Arrangement (other than payments to Target Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection), together with Financial Advisors fees and Target legal fees unless previously satisfied by Target.

Articles of Arrangement and Effective Date

2.7                 The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement attached to this Agreement as Schedule 1, as it may be amended from time to time. Target shall amend the Plan of Arrangement from time to time at the reasonable request of Parent or Purchaser, provided that no such amendment is inconsistent with the Interim Order or the Final Order or is prejudicial to Target or the Target Securityholders.

2.8                 Target shall file the Articles of Arrangement with the Director as soon as reasonably practicable and in any event within five (5) Business Days after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions set out in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), unless another time or date is agreed to in writing by the Parties.

2.9                  From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by applicable Law, including the CBCA. Unless otherwise mutually agreed to in writing by the Parties, the closing of the Arrangement will take place electronically via an electronic closing room.

Securities and Corporate Compliance

2.10                Target will (with the assistance of Purchaser and Purchaser’s counsel) diligently do all such acts and things as may be necessary to comply with NI 54-101 in relation to the Target Meeting.

Preparation of Filings

2.11     (a)       The Parties will cooperate in:

(i)

the preparation of the applications by the Target for the Interim Order and Final Order and the preparation of any other documents reasonably considered by Purchaser or Target to be necessary to discharge their respective obligations under applicable Laws in connection with the Transaction; and

(ii)	the taking of all such action as may be required under applicable Laws in connection with the Transaction.

(b)

Each of Parent, Purchaser and Target will furnish to the other all such information concerning it, its Affiliates and its securityholders as may be required to effect the actions described in Section 2.3 and Section 2.10 and the foregoing provisions of this Section 2.11, and each covenants that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Transaction, will contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated or which is necessary in order to make any information so furnished not misleading in the light of the circumstances in which it is furnished or to be used.

(c)

Purchaser and Target will each promptly notify the other if at any time before the Effective Time it becomes aware that the Circular or an application for an order described in Section 2.2 or Section 2.4 or any application filed with a Governmental Entity, contains any untrue statement of a Material Fact or omits to state a Material Fact required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they were made, or that otherwise requires an amendment or supplement to the Circular or such application. In any such event, Purchaser and Target will cooperate in the preparation of a supplement or amendment to the Circular or such other application, as required and as the case may be, and, if required, will cause the same to be distributed to the Target Securityholders and/or filed with the applicable Governmental Entities.

(d)

Target will ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they were made (other than with respect to any information relating to and provided by Purchaser to Target in writing). Without limiting the generality of the foregoing, Target will ensure that the Circular provides Target Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Target Meeting and to allow Purchaser to rely upon the exemption from registration provided under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of Parent Shares in exchange for Target Shares pursuant to the Transaction.

Dissenting Shares

2.12             Target Shareholders may exercise rights of dissent with respect to their Target Shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement. Target will give Purchaser prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such rights of dissent and received by Target.

Parent and Purchaser Approvals

2.13             Each of Parent and Purchaser represents as of the date hereof that its Board of Directors, after considering the Transaction, has determined:

(a)	to authorize it to consummate the Transaction on the terms set forth herein and in the Plan of Arrangement; and

(b)	to authorize it to execute and deliver this Agreement.

Target Approvals

2.14               Target represents as of the date hereof that its Board of Directors has unanimously:

(a)	determined that the Transaction is fair to the Target Shareholders as a whole and is in the best interests of Target;

(b)	resolved to recommend that the Target Shareholders vote in favour of the Arrangement Resolution;

(c)	resolved to authorize Target to consummate the Transaction on the terms set forth herein and in the Plan of Arrangement;

(d)	resolved to authorize Target to execute and deliver this Agreement; and

(e)

received an opinion from the Financial Advisors prior to the mailing of the Circular and other documentation required in connection with the Target Meeting that the consideration payable under the Arrangement by Purchaser for the Target Shares is fair from a financial point of view to the Target Shareholders, subject to the assumptions and limitations described in such opinion.

No Fractional Shares

2.15                 Parent will not be required to issue or deliver fractions of Parent Shares or to distribute share certificates which evidence fractional Parent Shares and the number of Parent Shares required to be issued to each Target Securityholder shall be rounded down to the nearest whole number.

Parent Guarantee

2.16                 Parent hereby unconditionally and irrevocably guarantees in favour of Target, as principal and not as surety, the due and punctual performance (and, where applicable, payment) by Purchaser (and its successors and permitted assigns) of each of its obligations and liabilities under this Agreement and the Plan of Arrangement, as the same may be amended, changed, replaced, settled, compromised or otherwise modified from time to time, and irrespective of any bankruptcy, insolvency, dissolution, winding-up, termination of the existence of or other matter whatsoever respecting Purchaser or any successor or permitted assignee, including providing the Depositary with a signed treasury direction to issue sufficient Parent Shares to pay the aggregate Consideration payable to the Target Shareholders pursuant to the Arrangement and all related or other fees and expenses for which Purchaser is responsible under the terms of this Agreement (all in accordance with the terms hereof). Parent hereby agrees that Target shall not have to proceed first against Purchaser in respect of any such matter before exercising its rights under this guarantee against Parent and agrees to be liable for all guaranteed obligations as if it were the principal obligor of such obligation.

U.S. Securities Law Matters

2.17                 The Parties agree that the Arrangement will be carried out with the intention that all Parent Shares and Replacement Options to be issued pursuant to the Arrangement will be issued by Parent in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a)    the Arrangement will be subject to the approval of the Court;

(b)    the Court will be advised as to the intention of the Parties to rely on the exemption under Section 3(a)(10) of the U.S. Securities Act prior to the hearing required to approve the Interim Order;

(c)    the Court will be required to satisfy itself as to the fairness of the Arrangement to the Target Securityholders, subject to the Arrangement;

(d)    Target will ensure that each person entitled to receive the Parent Shares or Replacement Options on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with the sufficient information necessary for them to exercise that right;

(e)    each person entitled to receive Parent Shares or Replacement Options will be advised that the Parent Shares and Replacement Options issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Parent in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act;

(f)    the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to the Target Securityholders;

(g)    the Interim Order approving the Target Meeting will specify that Target Securityholders will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time and in accordance with the requirements of Section 3(a)(10) under the U.S. Securities Act; and

(h)    each person entitled to receive Parent Shares or Replacement Options will be advised that with respect to Parent securities issued to Persons who are, or have been within 90 days of the Effective Time, or, on or after the Effective Time become, affiliates (as defined by Rule 144 under the U.S. Securities Act) of the Parent, such securities will be subject to restrictions on resale under U.S. Securities Laws, including Rule 144 under the U.S. Securities Act; and

(i)    the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the distribution of securities of the Parent, pursuant to the Plan of Arrangement.”

Withholding Taxes

2.18                   Target, Parent, Purchaser and the Depositary shall be entitled to deduct or withhold from any consideration or amount otherwise payable or deliverable to any Person (including a Target Shareholder exercising Dissent Rights) under the terms of this Agreement and the Plan of Arrangement such amounts as Target, Parent, Purchaser or the Depositary (as the case may be) is required to deduct and withhold with respect to such payment under any provision of Laws in respect of Taxes. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity. To the extent that the amount so required to be deducted or withheld from any payment to a former Target Security Holder exceeds the cash component, if any, of the consideration otherwise payable to such Target Security Holder, each of Target, Purchaser and the Depositary is hereby authorized to deliver to a licensed securities broker (“Broker”) for sale in the name of the Target Security Holder such portion of the Parent Shares paid as consideration to the Target Security Holder under this Agreement or the Plan of Arrangement as is reasonably necessary to provide sufficient funds (after the deduction of all fees, commissions or costs in respect of the sale) to Purchaser, Target or the Depositary, as the case may be, to enable it to implement such deduction or withholding, with instruction to the Broker to sell, on the Target Security Holder’s behalf, such Parent Shares at prevailing market prices and to deliver the proceeds to Purchaser, Target or the Depositary (as the case may be). Parent Shares so delivered to a Broker in the name of a Target Security Holder, will be treated for all purposes hereof as having been paid to and received by the Target Security Holder. Purchaser, Target or the Depositary (as the case may be) will notify the Target Security Holder thereof, remit the applicable portion of the net proceeds of such sale (after deduction of all fees, commissions or costs in respect of such sale) to the appropriate Governmental Entity and remit to the Target Security Holder any unapplied balance of the net proceeds of such sale. None of Target, Purchaser or the Depositary shall be under any obligation to obtain or indemnify any such Target Security Holder in respect of a particular price for the Parent Shares so sold. Notwithstanding the foregoing, in lieu of having all or any part of a Target Security Holder’s Parent Shares sold under this Section 2.18, (i) the Target Security Holder may at any time prior to the Effective Date, provide cash to Target, Purchaser or the Depositary (as the case may be) to fund any required withholding taxes in respect of their Target Securities (as the case may be), provided the cash delivered is sufficient to satisfy any remittance in full or (ii) the Target Security Holder may direct Target, Purchaser or the the Depositary to deduct any required withholding taxes in respect of their Target Securities (as the case may be) from any amount owing at the Effective Date by Target, Purchaser or the Depositary or the (as the case may be) to the Target Security Holder (pursuant to the Plan of Arrangement or otherwise) to fund all or any portion of such required withholding taxes.

U.S. Tax Matters

2.19                   The Arrangement is intended to constitute a single integrated transaction qualifying as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code and this Agreement and the Plan of Arrangement are intended to be a “plan of reorganization” within the meaning of the United States Treasury Regulations promulgated under Section 368 of the U.S. Tax Code. Each of the Parties hereto shall treat the Arrangement as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code for all United States federal income tax purposes, shall treat this Agreement and the Plan of Arrangement as a “plan of reorganization” within the meaning of the United States Treasury Regulations promulgated under Section 368 of the U.S. Tax Code, and shall not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the U.S. Tax Code that such treatment is not correct. Each Party hereto shall act in a manner that is consistent with the Parties’ intention that the Arrangement be treated as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code for all United States federal income tax purposes, and shall not take any action, or knowingly fail to take any action, if such action or failure to act would reasonably be expected to prevent the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code. Parent further agrees to report the Arrangement as a single integrated transaction qualifying as a tax-deferred reorganization within the meaning of Section 368(a) of the U.S. Tax Code on an IRS Form 8937 within 45 days following the Effective Date. The Parties acknowledge that Target may post on its website a PFIC Annual Information Statement (as described in United States Treasury Regulations Section 1.1295-1) of Target for the tax year ended December 31, 2021 and its prior tax years, and after the Effective Date, Parent shall post on its website a PFIC Annual Information Statement of Target for the short tax year beginning on January 1, 2022 and ending as a result of the Arrangement. Notwithstanding the foregoing, neither Party hereto makes any representation, warranty or covenant to any other Party or to any Target Securityholder, Parent Shareholder or other holder of Target securities or Parent securities (including, without limitation, stock options, warrants, debt instruments or other similar rights or instruments) regarding the United States tax treatment of the Arrangement, including, but not limited to, whether the Arrangement will qualify as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code or as a tax-deferred transaction for purposes of any United States state or local income tax law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Target

3.1                   Target hereby represents and warrants to, and in favour of, Parent and Purchaser as set forth in Schedule 2, and acknowledges the Parent and Purchaser are relying upon such representations and warranties in entering into this Agreement.

Representations and Warranties of Purchaser

3.2                   Each of Parent and Purchaser hereby represents and warrants to Target as set forth in Schedule 3, and acknowledges that Target is relying upon such representations and warranties in entering into this Agreement. For purposes of the representations and warranties of Parent, Target is deemed to have knowledge of all information contained in the Parent Disclosure Documents as were publicly available through SEDAR as at the date hereof.

ARTICLE 4
ADDITIONAL AGREEMENTS

Non-Waiver

4.1                   No investigations made by or on behalf of any Party at any time, will have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by any of them in or pursuant to this Agreement. No waiver of any condition or other provision in whole or in part, will constitute a waiver of any other condition or provision (whether or not similar) nor will such waiver constitute a continuing waiver unless otherwise expressly provided. No waiver by Purchaser or Target will be effective unless it is in writing.

Nature and Survival

4.2                   All representations and warranties contained in this Agreement on the part of each of Party will terminate on the Effective Date provided, however, that, subject to Section 9.6, no Party will be released or relieved from any liability arising from the breach by it of any of its covenants, representations or warranties set forth in this Agreement.

Insurance and Indemnification

4.3                   Target hereby agrees to use commercially reasonable efforts to secure directors’ and officers’ liability insurance for the current and former directors and officers of Target on a six (6) year “trailing” (or “run-off”) basis; provided that the cost of such policies will not exceed 300% of the annual premiums currently in effect for such director and officer liability coverage (or such other amount as is reasonably acceptable to each of the Parties), and that if such insurance coverage is unavailable, Parent will, or will cause Target to maintain tail policies with the best available insurance coverage whose cost will not exceed 300% of the annual premiums currently in effect for such director and officer liability coverage (or such other amount as is reasonably acceptable to each of the Parties).

Parent agrees that it will cause Target to honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Target to the extent that they are disclosed in Schedule (M) of the Target Disclosure Letter, and acknowledges that such rights, to the extent that they are disclosed in Schedule (M) of the Target Disclosure Letter, will survive the completion of the Plan of Arrangement and will continue in full force and effect for a period of not less than six years from the Effective Date.

The provisions of this Section 4.3 are intended for the benefit of, and will be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, Target hereby confirms that it is acting as agent and trustee on their behalf.

ARTICLE 5
COVENANTS

Interim Financing

5.1                   As soon as practicable, and in any event no later than five (5) Business Days following the date of this Agreement, Parent, Purchaser and Target will enter into an agreement for Parent and/or Purchaser to provide funding to Target by way of a C$5 million private placement of Target Shares at a share price of C$0.43 per Target Share (the “Private Placement”). The Private Placement shall, subject to regulatory approval, close no later than ten (10) Business Days following the date of this Agreement.

Announcement and Shareholder Communication

5.2                   Prior to the Effective Time, Target will consult with Parent and Purchaser prior to issuing any press release or otherwise making public statements. In addition, Target will consult with Parent and Purchaser prior to making any filing with any Governmental Entity with respect to the Transaction. Target will take commercially reasonable efforts to enable Parent and Purchaser to review and comment on all such press releases before the release thereof and will enable Parent and Purchaser, to review and comment on such filings before the filing thereof, provided that the obligations herein will not prevent any party from making such disclosure as its counsel advises is required by applicable laws or the rules and policies of the reporting jurisdictions of the party, or such disclosure that is made in the ordinary course of business consistent with past practice. Target agrees not to make any public statement that is inconsistent with any such press release or this Agreement. Purchaser will take commercially reasonable efforts to provide Target in advance with a copy of any press releases with respect to the Transaction. The Parties agree to co-operate in the preparation of presentations, if any, to Target Shareholders or other Target securityholders regarding the transactions contemplated by this Agreement and Target agrees to consult with Parent and Purchaser in connection with any communications or meeting with Target Shareholder or other Target securityholders that it may have.

Target’s Covenants

5.3                   Target covenants and agrees, except as contemplated in this Agreement or the Plan of Arrangement, that from the date hereof until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a)

it will continue to carry on the business and affairs of Target in the usual and normal course, take all action and make all expenditures necessary to maintain all of the properties and assets owned and controlled by Target in good standing and it will not, without prior consultation with and the consent of Purchaser, enter into new commitments of a capital expenditure nature or incur any new contingent liabilities, indebtedness or guarantee any new indebtedness;

(b)

it will not, except as provided for in this Agreement or as disclosed in the Target Disclosure Letter, without prior consultation with and the consent of Purchaser, directly or indirectly do, agree to do, or permit to occur any of the following: (i) amend its constating documents; (ii) declare, set aside or pay any dividend or other distribution or payment in respect of any of the Target Shares; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any Target Securities (other than Target Shares issuable upon the exercise of currently outstanding Target Options, Target RSUs or Target Warrants); (iv) redeem, purchase or otherwise acquire any of the outstanding Target Securities; (v) split, combine or reclassify any of the Target Shares; (vi) adopt resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction or adopt any plan of liquidation; (vii) reduce its stated capital; (viii) sell or otherwise dispose or encumber of any of the assets of Target outside the ordinary course of business that individually or in the aggregate are material to Target; (ix) amend, alter, enter into or terminate any employment or consulting agreement or alter the pay, benefits or other terms and conditions of employment or service of any employees or consultants other than with non-executive employees in the ordinary course; (x) make or commit to make any severance payments or termination payments to any person including, without limitation, consultants, directors, officers, employees or agents of Target; or (xi) enter into or amend any agreements, arrangements or transactions with any related party;

(c)

it will fully cooperate and consult through a weekly meeting with Parent and Purchaser to allow Parent and Purchaser to monitor, and provide input with respect to all activities relating to the exploration, permitting, development and maintenance of all of the properties and assets owned and controlled by Target (and any disclosure of new technical information), including without limitation those items dealt with in the budget of expenditures referred to in Section 5.3(a);

(d)

it will permit Parent’s officers, directors, employees, consultants and advisors, at all reasonable times, access to the properties owned, controlled or operated by Target and to the books, records, reports, Target’s data, periodic site reports and all other information relevant to the business, properties and affairs of Target, including drill core and other samples and all reports, correspondence and other information provided by all of Target’s consultants. In addition, Target will conduct itself so as to keep Parent and Purchaser fully informed as to the material decisions or actions required to be made or undertaken with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by operation of applicable Laws or by reason of a confidentiality obligation owed to a third party for which a waiver could not be obtained.

(e)	subject to Section 5.9 and Section 5.10, it will publicly support the Transaction and recommend to the Target Shareholders that they vote in favour of the Arrangement at the Target Meeting;

(f)	it will permit Parent’s officers, directors, employees, consultants and advisors to solicit acceptance of the Arrangement from the Target Shareholders in accordance with applicable Law;

(g)

Target shall cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re- insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(h)

Target shall not enter into, renew or modify any Material Contract, agreement, lease, commitment or arrangement to which Target is a party or by which either of them is bound, except insofar as may be necessary to permit or provide for the completion of the Arrangement or with the prior consent of Purchaser;

(i)

Target shall conduct its affairs so that all of the representations and warranties of Target contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date; and

(j)	Target shall continue to provide access to Parent and Purchaser and each of its advisors for the purposes of conducting due diligence investigations;

5.4                   Target covenants and agrees with Parent and Purchaser that:

(a)

it will use its commercially reasonable efforts to satisfy all of the conditions precedent to the completion of the Transaction and to use its commercially reasonable efforts to apply for and obtain, and will cooperate with Parent and Purchaser in applying for and obtaining, the consents, orders and approvals necessary for the Parties to complete the Transaction;

(b)

it will use its commercially best efforts to take, or cause to be taken, all actions and the preparation and filing of all documents, in each case as necessary or as requested by Parent or Purchaser, acting reasonably, to resolve, as soon as practicable, all deficiencies related to the matter set out in Schedule (J) of the Target Disclosure Letter;

(c)

it will promptly provide Parent and Purchaser with any information in the possession or control of, and relating to, Target and in addition, subject to any confidentiality obligations, will provide any information specifically requested by Parent or Purchaser or its counsel so that Parent and Purchaser may complete their due diligence investigations of Target; and

(d)

it will (i) take all action to lawfully solicit proxies in favour of the Arrangement Resolution, (ii) if requested by Purchaser, engage a Person to solicit proxies for the Target Meeting, and (iii) not make a Change in Recommendation except in accordance with Section 5.9 and Section 5.10.

Pre-Acquisition Reorganization

5.5          (a)          Target will, before the Effective Date, take such actions to reorganize the ownership structure of its assets as Purchaser may reasonably request; provided that, and notwithstanding any other provision in this Agreement:

(i)	any element of such pre-acquisition reorganization will not materially delay, impair or prevent the completion of the Arrangement;

(ii)	all elements of the pre-acquisition reorganization will be effective as close, as is reasonably practical, to the Effective Date;

(iii)	all elements of the pre-acquisition reorganization will be contingent upon Parent and Purchaser confirming that it is prepared to proceed immediately with the Arrangement;

(iv)	neither Target nor the Target subsidiaries will be required to take any action that could result in

(A)    a material amount of additional Taxes being imposed on Target, the Target Subsidiaries or the Target Securityholders, or

(B)    any other material adverse Tax or other consequences to Target, Target Subsidiaries or the Target Securityholders,

in each such case, incrementally greater than the Taxes or other consequences to such party in connection with the consummation of this Agreement in the absence of such action being taken pursuant to this Section 5.5(a);

(v)	any pre-acquisition reorganization will not unreasonably interfere in the ongoing operations of Target;

(vi)	any pre-acquisition reorganization will not require Target to contravene any Law, its respective organizational documents, or any contract of Target;

(vii)	Purchaser fully indemnifies Target and the Target Subsidiaries, in form and substance satisfactory to Target (acting reasonably), for any expense, damage, loss or other disadvantage for so doing; and

(viii)

such pre-acquisition reorganization does not prejudice or adversely affect Target Securityholders. Purchaser will provide Target with 10 Business Days notice, and a description of, the pre-acquisition reorganization, with it being understood in all cases that (A) any action taken by Target in good faith pursuant to any request to effect a pre-acquisition reorganization will be deemed not to constitute a breach of any representation, warranty or covenant under this Agreement or any other agreement to which Target and Purchaser are parties, (B) any expenses incurred by Target in preparing and carrying out any pre-acquisition reorganization will be borne by Purchaser, and (C) if, at the request of Purchaser, Target effects any pre-acquisition reorganization and the Arrangement is not consummated, Purchaser will be responsible for any structuring and unwinding costs (including any Tax costs) reasonably incurred in connection with any proposed or completed pre-acquisition reorganization.

(b)

Target will co-operate with Purchaser and use commercially reasonable efforts to provide support for all non-capital loss, net capital loss, adjusted cost base and other tax attributes of Target and its assets that may be necessary in connection with the pre-acquisition reorganization or the Arrangement and Target will co-operate with Purchaser to allow the Purchaser and its advisors to determine the nature of any pre-acquisition reorganizations that might be undertaken and the manner in which they may most effectively be undertaken.

(c)

Target will not knowingly take any action or enter into any transaction, other than a transaction contemplated by this Agreement or a transaction undertaken in the ordinary course of business consistent with past practice, that could reasonably be expected to have the effect of reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and (d) of the Tax Act otherwise available to Purchaser and its successors and assigns in respect of the non-depreciable capital properties owned by Target as of the date of this Agreement or acquired by such entities subsequent to the date of this Agreement in accordance with the terms of this Agreement, without first consulting with Purchaser on same. Target will use commercially reasonable efforts to address the reasonable concerns of Purchaser in regards to such provisions before entering into such transaction.

Covenants of Parent and Purchaser

5.6                   Each of Parent and Purchaser covenants and agrees with Target that:

(a)

it will use commercially reasonable efforts (i) to cause the Parent Shares to be issued to Target Shareholders pursuant to the terms of the Arrangement to be listed and posted for trading on the NYSE American and (ii) to cause the Parent Shares which the holders of Target Options, Target Warrants and Target RSUs are entitled to receive on exercise of Target Warrants, respectively, to be listed and posted for trading on the NYSE American;

(b)

Purchaser will honour the Target Options, and Target Warrants outstanding on the Effective Date which will continue in effect on the same terms and conditions (subject to the adjustments required after giving effect to the Arrangement including, without limitation, that such Target Options, and Target Warrants will be exercisable for Parent Shares). Purchaser will take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon the exercise of the Target Options, and Target Warrants to be honoured in accordance with this Section 5.6(b);

(c)

it will not, prior to the Effective Date, except as provided for in this Agreement, without prior consultation with and the consent of Target, directly or indirectly do, agree to do, or permit to occur any of the following: (i) amend its constating documents in a manner that affects the Target Shareholders differently than the existing shareholders of Parent (ii) declare, set aside or pay any dividend or other distribution or payment in respect of any of the Parent Shares; (iii) split, combine or reclassify any of the Parent Shares; or (iv) reduce its stated capital;

(d)

following the Effective Date, no deduction will be claimed by Target, the Parent or any Person not dealing at arm’s length with the Target in computing its taxable income under the Tax Act in respect of any payment made to a holder of Target Options (or options exchanged therefor) (i) who is a resident of Canada or (ii) who is, or was, employed in Canada, in connection with the surrender or cancellation of a Target Option, or any Replacement Option, in respect of which an election under subsection 110(1.1) is available, and Parent will cause Target (and each other applicable Person who does not deal at arm’s length with the Target within the meaning of the Tax Act) to make and file in the prescribed form and manner the election provided for in subsection 110(1.1) of the Tax Act in respect of the Target Option (or Replacement Option, as the case may be), if available under the Tax Act; and

(e)

Parent shall ensure that there is a sufficient number of Parent Shares issuable upon exercise or vesting of the Replacement Options available under the Parent Stock Option Plan which is registered under a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission.

Mutual Covenants

5.7                   Each Party covenants and agrees that, except as contemplated in the Transaction Documents, from the date hereof until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a)         it will:

(i)

use its reasonable commercial efforts to preserve intact in all material respect its business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, unions, agents, distributors, customers and others having business relationships with it;

(ii)

not take any action that would interfere with or be inconsistent with the completion of the Transaction or which would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time before the Effective Date; and

(iii)

promptly notify the other Person of any Material Adverse Effect, or any change which could reasonably be expected to result in a Material Adverse Effect, in respect of its business or properties, and of any Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(b)

it will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to the obligations of such Party set forth in Article 7 to the extent that such is within its control and to take, or cause to be taken, all other reasonable action and to do, or cause to be done, all other things reasonably necessary, proper or advisable under all applicable Laws to complete the Transaction, including using all of its commercially reasonable efforts to:

(i)	obtain or co-operate in obtaining all necessary waivers, consents and approvals, including Regulatory Approvals, required to be obtained to consummate the Transaction;

(ii)	in the case of an approval under the Investment Canada Act:

(A)    within 20 Business Days after the date of this Agreement or such other date as the Parties may reasonably agree or as the Parties may reasonably agree to waive, Parent will prepare and file with the Director of Investments an application for review under the Investment Canada Act; provided that Target has supplied to Parent all of the information that Parent reasonably requires in order to prepare its filing; and

(B)    within 20 Business Days after the submission of the application for review under the Investment Canada Act, Parent will submit to the Director of Investments under the Investment Canada Act proposed written undertakings to the Minister or his designees regarding the operation of Target following completion of the transactions contemplated hereby.

(iii)

effect or co-operate in effecting all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Transaction and participate and appear in any required proceedings before Governmental Entities in connection therewith;

(iv)

oppose, lift or rescind or co-operate in opposing, lifting or rescinding any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of Purchaser or Target to consummate, the Transaction;

(v)

fulfill all conditions and satisfy all provisions of the Transaction Documents on its part, including, where applicable, delivery of the certificates of its officers contemplated by Section 7.2(a) in the case of Target and Section 7.3(a) in the case of Purchaser; and

(vi)	otherwise cooperate with the other in connection with the performance by it of its obligations under the Transaction Documents;

(c)

subject in the case of Target to those actions it is permitted to do in compliance with Section 5.9 and Section 5.10, it will not take any action or refrain from taking any action, which would reasonably be expected to significantly impede or delay the consummation of the Transaction;

(d)	it will vigorously defend or cause to be defended any Claim or other legal proceedings brought against it challenging the Transaction; and

(e)

it will use commercially reasonable efforts to carry out all actions necessary to ensure the availability of the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder.

5.8                   Notwithstanding anything in this Agreement to the contrary and in connection with obtaining the Regulatory Approvals, the Antitrust Approvals, if any, and the ICA Clearance, Parent will not be required to take any action that it determines, in its sole discretion, to be burdensome to it or its Affiliates.

Target’s Covenants Regarding Non-Solicitation

5.9      (a)      Target shall, and shall direct and cause its officers, directors, employees, representatives, advisors and agents to immediately cease and cause to be terminated any solicitation, encouragement, activity, discussion or negotiation with any parties that may be ongoing with respect to an Acquisition Proposal whether or not initiated by Target.

(b)

Subject to Section 5.10 or unless permitted pursuant to Section 5.9, Target agrees that it will not, and will not authorize or permit any of its officers, directors, employees, representatives, advisors or agents, directly or indirectly, to:

(i)

make, solicit, initiate, entertain, encourage, promote or facilitate, including by way of permitting any visit to its facilities or properties or entering into any form of agreement, arrangement or understanding, any inquiries or the making of any proposals regarding an Acquisition Proposal or that may be reasonably be expected to lead to an Acquisition Proposal;

(ii)

participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any person any information or otherwise co operate with, respond to, assist or participate in any Acquisition Proposal or potential Acquisition Proposal;

(iii)

remain neutral with respect to, or agree to, approve or recommend any Acquisition Proposal or potential Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 10 Business Days following formal announcement of such Acquisition Proposal will not be considered to be a violation of this paragraph (b)(iii));

(iv)

withdraw, modify, qualify or change in a manner adverse to Purchaser, or publicly propose to or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to Purchaser the approval, recommendation or declaration of advisability of the Target Board of the Transaction (a “Change in Recommendation”) (it being understood that failing to affirm the approval or recommendation of the Target Board of the Transaction within five (5) Business Days after an Acquisition Proposal relating to such Party has been publicly announced and, in circumstances where no Acquisition Proposal has been made, within 10 Business Days of being requested to do so by Purchaser, will be considered an adverse modification);

(v)

enter into any agreement, arrangement or understanding related to any Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the Transaction or providing for the payment of any break, termination or other fees or expenses to any person in the event that the Transaction is completed or any other transaction agreed to before any termination of this Agreement; or

(vi)	make any public announcement or take any other action inconsistent with the recommendation of the Target Board to approve the Transaction.

Notwithstanding the foregoing and any other provisions of this Agreement, the Target Board may consider, participate in any discussions or negotiations with and provide information to, any person who has delivered a written Acquisition Proposal which was not solicited or encouraged by Target after the date of this Agreement and did not otherwise result from a breach of this Section 5.9 by Target and that the Target Board determines in good faith could constitute a Superior Proposal provided, however, that if Target provides confidential non-public information to such person, Target obtains a confidentiality and standstill agreement from the person making such Acquisition Proposal that is substantively the same as the Letter of Intent, and otherwise on terms no more favourable to such person than such Letter of Intent, including a standstill provision at least as stringent as contained in such Letter of Intent; provided, however, that it will not preclude such person from making a Superior Proposal, and provided that Target sends a copy of any such confidentiality agreement to Purchaser promptly upon its execution and Purchaser is provided with a list of the information provided to such person and is immediately provided with access to similar information to which such person was provided.

(c)

Target will, and will cause the officers, directors, employees, consultants, representatives and agents of Target and the Target Subsidiaries to, immediately terminate and cease any discussions or negotiations with any parties (other than Purchaser) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal. Target will: (i) discontinue or not allow access to any of its confidential information to any third party; and (ii) immediately request the return or destruction of all information provided to any third party that has entered into a confidentiality agreement with Target relating to a potential Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and will use commercially reasonable efforts to ensure that such requests are honoured. Target agrees not to: (iii) release any third party from any confidentiality agreement relating to a potential Acquisition Proposal to which such third party is a party except to allow a Person to propose an Acquisition Proposal to the Target Board; (iv) release any third party from any non-solicitation or standstill agreement or provision to which such third party is a party. Target also agrees not to amend, modify or waive any such confidentiality, non-solicitation or standstill agreement or provision and undertakes to enforce, or cause the Target Subsidiaries to enforce such agreements and provisions.

(d)

From and after the date of this Agreement, Target will promptly (and in any event within 24 hours) notify Purchaser, at first orally and then in writing, of any proposals, offers or written inquiries relating to or constituting an Acquisition Proposal, or any request for non-public information relating to Target. Such notice will include (i) a description of the material terms and conditions of any proposal, inquiry or offer, (ii) the identity of the person making such proposal, inquiry or offer, (iii) summary of the valuation analysis attributed by the Target Board in good faith to any non-cash consideration included in such Acquisition Proposal after consultation with its financial advisors, and (iv) provide such other details of the proposal, inquiry or offer as Purchaser may reasonably request. Target will keep Purchaser fully informed on a prompt basis of the status, including any change to the material terms, of any such inquiry, proposal or offer.

Right to Accept a Superior Proposal

5.10    (a)     If Target has complied with Section 5.9 with respect thereto, Target may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal which the Target Board has determined to be a Superior Proposal (other than a confidentiality agreement, the execution of which will not be subject to the conditions of this Section 5.10) received before the date of approval of the Transaction by the Target Sharehoders and terminate this Agreement if, and only if:

(i)	Target has provided Purchaser with a copy of the Superior Proposal document;

(ii)	Target has provided Purchaser with the information regarding such Superior Proposal required under Section 5.9(d);

(iii)

the Target Board has determined in good faith after consultation with outside legal counsel and its financial advisors that it is necessary in order for the Board of Directors to discharge properly its fiduciary duties to withdraw or modify its approval or recommendation of this Agreement and to approve or recommend such Superior Proposal;

(iv)

five Business Days will have elapsed from the later of the date Purchaser received written notice (a “Superior Proposal Notice”) advising Purchaser that the Target Board has resolved to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal subject only to this Section 5.10, and the date Purchaser received a copy of such Superior Proposal document. In the event that Target provides Purchaser with a Superior Proposal Notice on a date that is less than seven Business Days before the Target Meeting of shareholders, Target shall, at the request of Purchaser, adjourn such meeting to a date that is not less than five Business Days and not more than 15 days after the date of the Superior Proposal Notice. Unless otherwise ordered by a court, Target will continue to take all reasonable steps necessary to hold the Target Meeting and to cause the Transaction to be voted on at such meeting; and

(v)

Target has paid to Purchaser the Termination Fee within five Business Days of the date of termination of this Agreement, Target acknowledging and agreeing that payment of the Termination Fee under Section 9.6 is a condition to valid termination of this Agreement under Section 9.1(f) and this Section 5.10(a).

(b)

During the five Business Day period referred to in Section 5.10(a)(iv), Target agrees that Purchaser will have the right, but not the obligation, to offer in writing to amend the terms of this Agreement, which offer must be received by Target before 5:00 p.m. (Vancouver time) on the fifth Business Day of such period in order for such offer to comply with the requirements of this Section 5.10(b). The Target Board will review any written proposal by Purchaser to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the amended proposal would, upon acceptance by Target, be at least equivalent to the Superior Proposal. If the Target Board so determines, it will enter into an amended agreement with Purchaser reflecting the amended proposal. If the Target Board does not so determine, Target may accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal, subject to compliance with Section 9.6 hereof.

(c)

Each Party also acknowledges and agrees that each successive material modification of any Acquisition Proposal will constitute a new Acquisition Proposal for the purposes of the requirement under clause (iv) of Section 5.10(a) and will initiate an additional five Business Day notice period.

ARTICLE 6
REMEDIES

Availability of Equitable Remedies

6.1                   Each of Purchaser and Target acknowledges that the other will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of its covenants and agreements contained in this Agreement. In addition to any other remedies that may be available to each of Purchaser and Target upon the breach by the other of its covenants and agreements hereunder, each of Purchaser and Target will have the right to seek injunctive relief to restrain any breach or threatened breach of those covenants or agreements or obtain specific performance of any of those covenants or agreements.

ARTICLE 7
CONDITIONS

Mutual Conditions

7.1                   The obligations of the Parties to complete the transactions contemplated hereby are subject to fulfilment of the following conditions on or before the Outside Date or such earlier time as is specified below:

(a)

the Interim Order will have been granted in form and substance satisfactory to Target and Purchaser, acting reasonably, and will not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(b)	the Arrangement Resolution will have been passed at the Target Meeting in accordance with the Interim Order;

(c)

the Final Order will have been granted in form and substance satisfactory to Target and Purchaser, acting reasonably, and will not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(d)	the Effective Date will occur before the Outside Date;

(e)	there will be no action taken under any Laws or by any Governmental Entity, that:

(i)	makes it illegal or, directly or indirectly, restrains, enjoins or prohibits the Transaction or any other transactions or agreements contemplated herein, or

(ii)

results in a judgment or assessment of damages, directly or indirectly, relating to the transactions or agreements contemplated in the Transaction Documents which would have a Material Adverse Effect on Parent or Purchaser taking into account the Transaction;

(f)

all required material consents, waivers, permits, orders and approvals of any (a) Governmental Entity or other Persons, including, without limiting the generality of the foregoing, Antitrust Approvals, if any, and Regulatory Approvals, and (b) the Stock Exchanges, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Transaction, will have been obtained or received on terms that will not have a Material Adverse Effect on Purchaser or Purchaser taking into effect the Transaction, and reasonably satisfactory evidence thereof will have been delivered to each Person;

(g)

the distribution of the Parent Shares and Replacement Options in Canada pursuant to the Arrangement, and the distribution of the Parent Shares upon exercise of Target Warrants are exempt from, or otherwise not subject to, prospectus requirements of applicable Securities Laws and, except with respect to persons deemed to be “control persons” or the equivalent under applicable Securities Laws, the Parent Shares and Replacement Options to be distributed in Canada pursuant to the Arrangement are not subject to any resale restrictions under applicable Securities Laws; provided that no holder of Target Shares, Target Options or Target RSUs will be, or have been within 90 days of the Effective Time, or, at the Effective Time become, an affiliate (as defined in Rule 144(a)(1) under the U.S. Securities Act), which such securities would then be subject to restrictions on resale under U.S. Securities Laws, including Rule 144 under the U.S. Securities Act; however, the Parent Shares to be distributed pursuant to the exercise of Target Warrants will be “restricted securities” as such term is defined under Rule 144(a)(3) under the U.S. Securities Act and contain a U.S. restrictive legend on such Parent Shares;

(h)

the distribution of the Parent Shares and Parent Options, if any, in the United States in exchange for the Target Shares, Target Options and Target RSUs, if any, respectively, pursuant to the Arrangement is exempt from registration requirements under the U.S. Securities Act pursuant to Section 3(a)(10) thereof; and

(i)	this Agreement will not have been terminated pursuant to Article 9.

The foregoing conditions are for the mutual benefit of Purchaser and Target and may be waived, in whole or in part, by either of them at any time. If any of the said conditions precedent will not be complied with or waived as aforesaid on or before the date required for the performance thereof, either Target or Purchaser may rescind and terminate this Agreement by written notice to the other (provided such non-compliance did not arise from the acts or omissions of the Person purporting to rescind and terminate this Agreement) and will have no other right or remedy, except as set forth in Article 9.

Conditions Precedent to the Obligations of Parent and Purchaser

7.2                   The obligation of each of Parent and Purchaser to complete the Transaction will also be subject to the fulfilment of each of the following conditions precedent (each of which is for the exclusive benefit of Parent and Purchaser and may be waived by each of Parent and Purchaser in its sole discretion and any one or more of which, if not satisfied or waived, will relieve Purchaser of any obligation under this Agreement), on or before the Outside Date or such earlier time as is specified below:

(a)

all covenants of Target under this Agreement to be performed on or before the Effective Date will have been duly performed by Target in all material respects. Each of the Locked-up Shareholders shall have complied with their respective Voting Agreements;

(b)

all representations and warranties of Target will be true and correct in all material respects as of the Effective Date, as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties will be true and correct or true and correct in all material respects, as the case may be, as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), without giving effect to any materiality or similar qualifications contained in or incorporated directly or indirectly in such representations and warranties, and Purchaser will have received a certificate of Target addressed to Purchaser and dated on such date, signed on behalf of Target by two senior executive officers of Target in their capacity as such and without personal liability, confirming the same;

(c)

since the date of this Agreement, there will not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Target;

(d)	holders of no more than 5% of the issued and outstanding Target Shares will have exercised their dissent rights (and not withdrawn such exercise) in respect of the Arrangement;

(e)

Purchaser will have received a certificate of Target signed by two senior officers of Target and dated the Effective Date certifying that the conditions set out in Section 7.2(a) to and Section 7.2(e) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;

(f)	there shall not be pending or threatened in writing any Claim by any Governmental Entity or any other person that is reasonably likely to result in any:

(i)    prohibition or restriction on the acquisition by Parent or Purchaser or any Parent Subsidiaries of any Target Shares or the completion of the Arrangement or any person obtaining from any of the Parties any material damages directly in connection with the Arrangement;

(ii)    prohibition or material limit on the ownership by Parent or Purchaser or any Parent Subsidiaries of Target, any Target Subsidiaries or any material portion of its or their respective assets or businesses; or

(iii)    imposition of limitations on the ability of Parent or Purchaser or any of Parent Subsidiaries to acquire or hold, or exercise full rights of ownership of, any Target Shares, including the right to vote such Target Shares;

(g)	ICA Clearance has been obtained and shall be in force and effect;

(h)

Purchaser will have received resignation and releases executed in favour of Parent, Purchaser, Target and Target Subsidiaries, in a form satisfactory to the Purchaser (but in no event shall any such resignation be effective until after the change of control of Target), acting reasonably, from and against, among other things, all claims in respect of any change of control payments and/or accrued fees from each of the directors and officers of Target, all of such change of control payments and/or accrued fees to be settled concurrently with closing of the Arrangement; and

(i)	Purchaser will have received all such other documents and certificates as may reasonably be required by Purchaser in connection with completion of the Arrangement.

Purchaser may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Purchaser with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Purchaser in complying with its obligations hereunder.

Conditions Precedent to the Obligations of Target

7.3                  The obligation of Target to complete the transactions contemplated by this Agreement will also be subject to the following conditions precedent (each of which is for the exclusive benefit of Target and may be waived by Target in its sole discretion and any one or more of which, if not satisfied or waived, will relieve Target of any obligation under this Agreement), on or before the Outside Date or such earlier time as is specified below:

(a)	all covenants of Parent and Purchaser under this Agreement to be performed on or before the Effective Date will have been duly performed by Purchaser in all material respects;

(b)

all representations and warranties of Parent and Purchaser will be true and correct in all material respects as of the Effective Date, as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties will be true and correct or true and correct in all material respects, as the case may be, as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), without giving effect to any materiality or similar qualifications contained in or incorporated directly or indirectly in such representations and warranties, and Target will have received a certificate of Parent addressed to Target and dated on such date, signed on behalf of Parent by two senior executive officers of Purchaser without personal liability, confirming the same;

(c)

since the date of this Agreement, there will not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent or Purchaser (excluding any change, effect, event occurrence or state of facts that is specifically referred to in the Purchaser Disclosure Documents); and

(d)	Target will have received all such other documents and certificates as may reasonably be required by Target in connection with completion of the Arrangement.

Target may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Target with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Target in complying with its obligations hereunder.

Notice and Cure Provisions

7.4                   Each of the Parties will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts that would likely:

(a)	cause any of the representations or warranties of such Person contained herein to be untrue or inaccurate in any material respect as of the date hereof or at the Effective Date; or

(b)	result in the failure of such Person to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement before the Effective Date.

Purchaser or Target may elect to not complete the Transaction contemplated hereby pursuant to the conditions precedent contained in Section 7.1, 7.2 and 7.3, as the case may be, or exercise any termination right arising therefrom, only if forthwith and in any event before the Effective Date, Purchaser or Target, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Purchaser or Target, as the case may be, is asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that Purchaser or Target, as the case may be, is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement until the expiration of a period of ten Business Days from such notice. If such notice has been given before the making of the application for the Final Order, such application will be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of such matter.

Satisfaction of Conditions

7.5                   The conditions precedent set out in Section 7.1, 7.2 and 7.3 will be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 8
AMENDMENT

Amendment

8.1                   This Agreement may, at any time and from time to time before or after the holding of the Target Meeting, but not later than the Effective Date, be amended by mutual written agreement of the Parties hereto, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

(d)	waive compliance with or modify any conditions precedent herein contained;

provided that, notwithstanding the foregoing: (i) following the Target Meeting, the Consideration shall not be amended without approval of the Target Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court and (ii) this Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the parties hereto under Section 8.2 shall remain unaffected.

Mutual Understanding Regarding Amendments

8.2                   If either Purchaser or Target proposes any amendment to this Agreement or to the Plan of Arrangement, the other will act reasonably in considering such amendment and if the other and its security holders are not prejudiced by reason of any such amendment, the other will co-operate in a reasonable fashion with the Person who made the proposal so that such amendment can be effected subject to applicable Laws and the rights of the affected Person’s security holders.

Cooperation on Structure

8.3                   The Parties will cooperate in good faith and will take all reasonable steps and actions after the date hereof to complete the Transaction in a manner which is most tax effective for the Parties. The Parties may also agree to modify the structure of the Plan of Arrangement if necessary to provide for a more tax effective structure for their respective shareholders.

ARTICLE 9
TERMINATION AND COMPENSATION

Termination

9.1                   This Agreement may be terminated at any time before the Effective Date, whether before or after Target Shareholder Approval:

(a)	by mutual written consent of the Parties;

(b)	by either Target or Purchaser pursuant to the exercise of their rights set forth in Section 7.1, hereof, provided that the provisions of Section 7.4 have been complied with;

(c)	by Parent or Purchaser pursuant to the exercise of its rights set forth in Section 7.2, provided the provisions of Section 7.4 have been complied with;

(d)	by Target pursuant to the exercise of its rights set forth in Section 7.3, provided the provisions of Section 7.4 have been complied with;

(e)	by either Target or Purchaser if the Target Shareholders fail to approve the Arrangement Resolution at the Target Meeting;

(f)	by Target, following receipt of, and in order to enter into a definitive written agreement with respect to a Superior Proposal, but only in compliance with Section 5.10 and Section 9.6;

(g)

by Purchaser, (i) if the Target Board has made a Change in Recommendation, or (ii) Target has entered into a binding agreement with respect to a Superior Proposal, in each case only in compliance with Section 5.10 and Section 9.6;

(h)

by Purchaser, if, subject to Section 7.4, a failure to perform, in all material respects, any covenant or agreement on the part of Target set forth in this Agreement that would cause the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied; or

(i)

by Target, if, subject to Section 7.4, a failure to perform, in all material respects, any covenant or agreement on the part of Purchaser set forth in this Agreement that would cause the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that Target is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied.

Where action is taken to terminate this Agreement pursuant to this Section 9.1, it will be sufficient for such action to be authorized by the Board of Directors of the Person taking such action.

Effect of Termination

9.2                   In the event of termination of this Agreement by either Target or Purchaser as provided in Section 9.1, this Agreement will forthwith become void and have no further effect, and there will be no liability or further obligation on the part of Target or Purchaser or their respective officers or directors under the Transaction Documents, except that:

(a)	the provisions of Section 9.3 and Section 9.6, and this Section 9.2 will remain in full force and effect and will survive any such termination;

(b)

neither Target nor Purchaser will be released or relieved from any liability arising from their breach of any of their representations, warranties, covenants, or agreements as set forth in the Transaction Documents save and except as provided therein; and

(c)

the covenant of Purchaser and Target with respect to confidentiality set forth in the Letter of Intent will survive the termination of this Agreement or completion of the Transaction and continue in full force and effect for a period of two years thereafter.

Expenses and Expense Reimbursement

9.3                   Except as expressly otherwise provided in this Agreement including in Section 9.5, whether or not the Transaction is consummated, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Transaction (including the fees and expenses of advisors, accountants and legal counsel) will be paid by the Person incurring such expense.

9.4                   In addition to the rights of Purchaser under Section 9.6, if this Agreement is terminated by either Target or Purchaser pursuant to Section 9.1(e) or by the Purchaser pursuant to Section 9.1(h), then Target shall within two Business Days of such termination, pay or cause to be paid to the Purchaser (or as the Purchaser may direct by notice in writing), by wire transfer of immediately available funds to an account designated by the Purchaser, an expense reimbursement fee equal to actual expenses incurred by Parent and Purchaser up to a maximum of C$250,000. In no event shall Target be required to pay under Section 9.6, on the one hand, and this Section 9.4, on the other hand, in the aggregate, an amount in excess of the Termination Fee.

9.5                   Target confirms that other than the fees disclosed in the Target Disclosure Letter, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Termination Fees

9.6                   If this Agreement is terminated pursuant to:

(a)

Section 9.1(e) in circumstances where a bona fide Acquisition Proposal, or the intention to enter a bona fide Acquisition Proposal with respect to Target, has been publicly announced before the termination of this Agreement and not withdrawn, and within 12 months of the date of such termination:

(i)	any Person or group of people:

(A)	directly or indirectly acquires Target by takeover bid, arrangement, business combination or otherwise;

(B)	directly or indirectly acquires the assets of Target or the Target Subsidiaries that constitute more than 50% of the consolidated assets of Target; or

(C)	directly or indirectly acquires more than 50% of the Target Shares; or

(ii)

Target and/or Target Subsidiaries enters into a definitive agreement in respect of, or the Target Board approves or recommends, a transaction contemplated by (i) above with any Person or group of people and that transaction is consummated at any time thereafter;

(b)	Section 9.1(f); or

(c)	Section 9.1(g);

Target will pay to Purchaser in accordance with Section 5.10(a)(v) an amount equal to U.S.$8,250,000 in cash or immediately available funds (the “Termination Fee”).

Each of Purchaser and Target acknowledges and agrees that if the Termination Fee is paid to the order and direction of Purchaser by Target pursuant to Section 9.6, the amount so paid and accepted is in lieu of any damages or any other payment or remedy which Parent or Purchaser may be entitled to and will constitute payment of liquidated damages which are a genuine estimate of the damages which Parent and Purchaser will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. Target irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, each of Parent and Purchaser agrees that the payment of any amount pursuant to Section 9.6 is the sole monetary remedy available to it and that it will not have any alternative right or remedy against Target for damages, whether for consequential damages or otherwise. Nothing in this Section 9.6 will preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Letter of Intent or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

ARTICLE 10
GENERAL

Notices

10.1                   Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Person to any other Person will be in writing and may be given by delivering same or sending same by electronic transmission or by delivery addressed to the Person to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid will, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, the next succeeding Business Day) and if sent by electronic transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery in which case it will be deemed to have been given and received on the next Business Day.

The address for service of each of the parties hereto will be as follows:

(a)	if to Target:

UEX Corporation
Unit 200 – 3530 Millar Avenue
Saskatoon, Saskatchewan, Canada, S7P 0B6
Attention:         Roger Lemaitre, Chief Executive Officer
Email:              [****]; and

with a copy (that will not constitute notice) to:

Koffman Kalef LLP
1900 – 885 West Georgia Street
Vancouver, British Columbia, Canada, V6C 3H4
Attention:         Bernard Poznanski
Facsimile:         (604) 891-3606
Email:               bp@kkbl.com; and

(b)	if to Parent or Purchaser:

Uranium Energy Corp.
Suite 1830, 1030 West Georgia Street
Vancouver, British Columbia, Canada, V6E 2Y3
Attention:         Amir Adnani, President and Chief Executive Officer
Facsimile:         [****];
Email:               [****]; and

with a copy (that will not constitute notice) to:

McMillan LLP
Royal Centre, 1055 West Georgia Street
Suite 1500, Vancouver, British Columbia, Canada, V6E 4N7
Attention:         Thomas J. Deutsch
Facsimile:         (604) 893-2679
Email:               thomas.deutsch@mcmillan.ca.

Time of Essence

10.2              Time will be of the essence in this Agreement.

No Third Party Beneficiaries

10.3              Except as provided in Section 4.3, this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement.

Further Assurances

10.4              Each Person hereto will, from time to time, and at all times hereafter, at the request of any other Person hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as will be reasonably required in order to fully perform and carry out the terms and intent hereof.

Governing Law

10.5              This Agreement will be governed by, and be construed in accordance with, the laws of the Province of British Columbia, Canada, and the federal laws of Canada applicable therein. Each Person hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

Execution in Counterparts

10.6              This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and the counterparts collectively are to be conclusively deemed to be one instrument and receipt of a facsimile version of an executed signature page by a Person will constitute satisfactory evidence of execution of this Agreement by such Person.

Enurement and Assignment

10.7              This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any Person hereto without the prior written consent of the other Person hereto.

[The remainder of this page left intentionally blank. The signature page follows.]

IN WITNESS WHEREOF the Parties hereto have executed this Arrangement Agreement as of the date first above written.

UEX CORPORATION

Per:	/s/ Roger Lemaitre
Name: Roger Lemaitre
Title: Chief Executive Officer

URANIUM ENERGY CORP.

Per:	/s/ Amir Adnani
Name: Amir Adnani
Title: President and Chief Executive Officer

UEC 2022 ACQUISITION CORP.

Per:	/s/ Amir Adnani
Name: Amir Adnani
Title: President

Schedule 1

PLAN OF ARRANGEMENT

IN THE MATTER OF AN ARRANGEMENT among UEX Corporation (“Target”) and the holders from time to time of the issued and outstanding common shares without par value in the capital of Target, pursuant to 192 of the Canada Business Corporations Act, as amended.

ARTICLE 1
INTERPRETATION

1.1              In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1 will have the meaning ascribed thereto in the Arrangement Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Amalco” means the continuing corporation resulting from the amalgamation of the Target and the Purchaser pursuant to Section 3.1 hereof

“Arrangement” means the arrangement under Section 192 of the CBCA as described herein, subject to any amendments or variations thereto made in accordance with Section 8.1 of the Arrangement Agreement or the provisions hereof or made at the direction of the Court in the Final Order with the consent of the Purchaser and the Target, each acting reasonably

“Arrangement Agreement” means the agreement made as of June 13, 2022 among Parent, Purchaser and Target, including all schedules annexed hereto, together with the Target Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution of the Target Shareholders and of the Target Securityholders (voting together as a single class) approving the Plan of Arrangement which is to be considered at the Target Meeting and will be substantially in the form of Schedule 5 to the Arrangement Agreement;

“Articles of Arrangement” means the articles of arrangement of Target in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order has been granted, giving effect to the Arrangement, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Parties, each acting reasonably;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia;

“CBCA” means the Canada Business Corporations Act, as now in effect and as amended from time to time;

“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Court” means the Supreme Court of British Columbia;

“Director” shall have the meaning ascribed to such term in the CBCA;

“Dissent Rights” means the rights of dissent exercisable by the Target Shareholders in respect of the Arrangement described in Article 5 hereto;

“Dissenting Target Shareholder” means a registered holder of Target Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement Resolutions in strict compliance with the dissent procedures set out in section 190 of the CBCA, as modified by Article 5 of the Plan of Arrangement, the Interim Order and the Final Order and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

“Dissenting Shares” means the Target Shares held by Dissenting Target Shareholders in respect of which such Dissenting Target Shareholders have given notice of dissent in accordance with section 190 of the CBCA, as modified by Article 5 of the Plan of Arrangement and the Interim Order and who, as of the Effective Time, has not withdrawn or lost such Dissent Rights;

“Effective Date” means the date shown on the Certificate of Arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time as may be agreed between Purchaser and Target;

“Exchange Ratio” means 0.0831 of a Parent Share in exchange for each Target Share;

“Final Order” means the final order of the Court approving the Arrangement (including all amendments thereto made prior to the Effective Time), in a form acceptable to both the Purchaser and the Target, each acting reasonably, granted pursuant to Section 192(4) of the CBCA, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Purchaser and the Target, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment is acceptable to both the Purchaser and the Target, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;

“Interim Order” means the interim order of the Court, after being informed of the intention to rely upon the exemption from the registration requirements provided by Section 3(a)(10) of the U.S. Securities Act with respect to the Parent Shares and Parent Options issued pursuant to the Arrangement, to be issued following the application therefor submitted to the Court as contemplated by Section 2.2 of the Arrangement Agreement, and made pursuant to Section 192(4) of the CBCA, in a form and substance acceptable to the Purchaser and the Target, each acting reasonably, providing for, among other things, the calling and holding of the Target Meeting, as the same may be amended, affirmed, modified, supplemented or varied by the Court with the consent of both the Purchaser and the Target, each acting reasonably, in connection with the Arrangement, including any amendment thereto;

“Parent” means Uranium Energy Corp., a company incorporated under the laws of the State of Nevada, U.S.A.;

“Parent Shares” means the common shares with a par value of USD $0.001 per share in the capital of Parent;

“Parent Stock Option Plan” means the 2021 Stock Incentive Plan of Parent dated June 3, 2021, including any stock incentive plan which replaces or supersedes such plan;

“Plan of Arrangement” means this Plan of Arrangement proposed under Section 192 of the CBCA and any amendments or variations thereto made in accordance with this Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Target and Purchaser, each acting reasonably;

“Purchaser” means UEC 2022 Acquisition Corp., a company incorporated under the federal laws of Canada;

“Subsidiary” has the meaning ascribed thereto in the National Instrument 45-106 – Prospectus and Registration Exemptions;

“Target” means UEX Corporation, a corporation incorporated under the CBCA;

“Target Meeting” means the special meeting of Target Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Target Optionholder” means a holder of one or more Target Options;

“Target RSU Holder” means a holder of one or more Target RSUs;

“Target Securityholders” means Target Shareholders, Target Optionholders and Target RSU Holders;

“Target Shareholders” means the holders from time to time of Target Shares and Target Shareholder means any one of them;

“Target Shares” means the common shares in the authorized share capital of Target;

“Target Warrantholder” means a holder of one or more Target Warrants;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

“Transmittal Letter” means the letter of transmittal to be sent by Target to Target Shareholders for use in connection with the Arrangement.

1.2                  In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)

the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)

the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto and, unless otherwise indicated, a reference herein to a Section is to the appropriate Section of this Plan of Arrangement;

(c)

words importing the singular number only will include the plural and vice versa, words importing the use of any gender will include all genders and words importing persons will include firms and corporations and vice versa;

(d)

if any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day;

(e)	the word “including” means “including, without limiting the generality of the foregoing”;

(f)	a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g)	all references to cash or currency in this Plan of Arrangement are to Canadian dollars unless otherwise indicated.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1                 This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.

2.2              This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding upon the Parent, the Purchaser, the Target, the Target Shareholders (including Dissenting Target Shareholders), the Target Optionholders, the Target RSU Holders, the Target Warrantholders, the registrar and transfer agent of Target, the Depositary and all other persons, at and after, the Effective Time without any further act or formality required on the part of any person.

ARTICLE 3
ARRANGEMENT

3.1                  On the Effective Date, subject to the provisions of Article 5 hereof, the following will occur and will be deemed to occur in the order and at the times set out below without any further authorization, act or formality:

(a)

each Target RSU outstanding immediately prior to the Effective Time shall immediately and unconditionally vest, notwithstanding the terms of the Target RSU Plan and shall, without any further action by or on behalf of the Target RSU Holder thereof, be deemed to have been settled and fully extinguished by the Target issuing to such Target RSU Holder the number of Target Shares the Target RSU Holder is entitled to under each Target RSU. The Target Shares will be issued to such Target RSU Holder as fully paid and non-assessable shares in the capital of Target; provided that no share certificates shall be issued with respect to such shares;

(b)

(i) each Target RSU Holder shall cease to be a holder of such Target RSUs, (ii) each such holder’s name shall be removed from each applicable register maintained by Target, (iii) the Target RSU Plan and all agreements relating to the Target RSUs shall be terminated and shall be of no further force and effect, and (iv) each Target RSU Holder will thereafter have only the right to receive the consideration to which they are entitled pursuant to Section 3.1(a) at the time and in the manner specified in Section 3.1(a);

(c)

immediately thereafter, each issued Target Share outstanding immediately prior to the Effective Time and held by a Target Shareholder in respect of which Dissent Rights have been validly exercised will be deemed to have been transferred without any further act or formality to Purchaser, free and clear of any liens, claims and encumbrances, and:

(i)

such Target Shareholder will cease to be the registered holder of such Dissenting Shares and will cease to have any rights as registered holders of such Target Shares other than the right to be paid fair value for such Dissenting Shares as set out in Article 5;

(ii)	such Target Shareholder’s name will be removed as the registered holder of such Dissenting Shares from the registers of Target Shares maintained by or on behalf of Target; and

(iii)

Purchaser will be deemed to be the transferee of such Dissenting Shares, free and clear of any liens, claims and encumbrances, and will be entered in the registers of Target Shares maintained by or on behalf of Target; and

(d)

immediately thereafter, each issued and outstanding Target Share (other than any Target Share in respect of which the Target Shareholder has validly exercised Dissent Rights) will be transferred to, and acquired by Purchaser, without any act or formality on the part of the holder of such Target Share or Purchaser, free and clear of all liens, claims and encumbrances, in exchange for 0.0831 of a Parent Share, provided that the aggregate number of Parent Shares payable to any Target Shareholder, if calculated to include a fraction of a Parent Share, will be rounded down to the nearest whole Parent Share, with no consideration being paid for the fractional share, and:

(i)

the registered holders of such Target Shares shall cease to be the registered holders thereof and to have any rights as holders of such Target Shares other than the right to receive the Consideration from the Purchaser in accordance with this Plan of Arrangement;

(ii)	such holders’ names shall be removed from the register of the Target Shares maintained by or on behalf of the Target;

(iii)

the Purchaser shall be deemed to be the transferee and the legal and beneficial holder of such Target Shares (free and clear of all Liens) and shall be entered as the registered holder of such Target Shares in the register of the Target Shares maintained by or on behalf of the Target; and

(iv)

the Purchaser shall cause to be issued and delivered the Consideration issuable and deliverable to such Target Shareholder (other than Dissenting Target Shareholders) and such Target Shareholder’s name shall be added to the applicable register of holders of Parent Shares maintained by or on behalf of the Parent in respect of such Parent Shares;

(e)

immediately thereafter (the “Option Exchange Time”), each Target Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) will be exchanged for an option (a “Replacement Option”) to purchase from Parent such number of Parent Shares, in each case equal to (A) that number of Target Shares that were issuable upon exercise of such Target Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Parent Shares at an exercise price per Parent Share equal to the quotient determined by dividing: (X) the exercise price per Target Share at which such Target Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent. All other terms and conditions of such Replacement Option, including the term to expiry, vesting, conditions to and manner of exercising, will be the same as the Target Option for which it was exchanged except that, notwithstanding the foregoing, (i) if a Replacement Option holder (other than Roger Lematire, Evelyn Abbott or Chris Hamel) ceases to be an “Eligible Participant” (as defined in the Parent Stock Option Plan) for any reason other than Disability (as defined in the Parent Stock Option Plan) or death, the vested Replacement Options held by such holder at the date of such cessation may be exercised, in whole or in part, by such holder up to the earlier of (A) three months after the cessation date and (B) the expiry date specified in the stock option certificate in respect of the Target Option for which such holder’s Replacement Option was exchanged, and (ii) if any of Roger Lematire, Evelyn Abbott or Chris Hamel ceases to be an “Eligible Participant” (as defined in the Parent Stock Option Plan) for any reason other than Disability (as defined in the Parent Stock Option Plan) or death, the vested Replacement Options held by such holder at the date of such cessation may be exercised, in whole or in part, by such holder up to the earlier of (i) one year after the cessation date and (ii) the expiry date specified in the stock option certificate in respect of the Target Option for which such holder’s Replacement Option was exchanged, and the Replacement Options shall otherwise be subject to the terms and conditions of the Parent Stock Option Plan in effect at the applicable time but only to the extent that such terms and conditions of the Parent Stock Option Plan would not (i) prevent any Parent Share sold or issued under a Replacement Option from being a “prescribed share” at the time of its sale or issue within the meaning of section 6204 of the regulations to the Tax Act or (ii) prevent the Parent Stock Option Plan from being an agreement to sell or issue securities within the meaning of section 7 of the Tax Act in respect of a Replacement Option; and further, notwithstanding the foregoing, in the case of Target Optionholders who are United States persons under Section 7701(a)(30) of the Code, such Replacement Options must comply with the requirements for substitution under section 409A of the Code and Treasury Regulations at 1.409A-1(b)(5)(v)(D). It is intended that subsection 7(1.4) of the Tax Act apply to the exchange of each Target Option for a Replacement option under this Section 3.1(e), therefore, notwithstanding the foregoing, in the event that: (I) the excess of the aggregate fair market value of the Parent Shares subject to a Replacement Option, determined immediately after the Option Exchange Time, over the aggregate option exercise price for such Parent Shares pursuant to such Replacement Option (such excess referred to as the “Replacement Option In the Money Amount”) would otherwise exceed (II) the excess of the aggregate fair market value of the Target Shares subject to the Target Option in exchange for which the Replacement Option was granted, determined immediately prior to the Option Exchange Time, over the aggregate option exercise price for the Target Shares pursuant to such Target Option (such excess referred to as the “Target Option In the Money Amount”), the option exercise price for Parent Shares subject to the Replacement Option shall be adjusted with effect at and from the Option Exchange Time so that the Replacement Option In the Money Amount of the Replacement Option does not exceed the Target Option In the Money Amount of the Target Option in accordance with subsection 7(1.4) of the Tax Act and to the extent applicable, Section 409A of the Code, but only to the extent necessary and in a manner that does not otherwise (except to the extent necessary to comply with subsection 7(1.4) of the Tax Act and Section 409A of the Code) adversely affect the holder of the Replacement Option;

(f)

In consideration for the issuance of Parent Shares by Parent to Target Shareholders pursuant to Section 3.1(d), Purchaser shall issue to Parent such number of Purchaser Shares equal to the number of Target Shares outstanding immediately prior to the Effective Time less the number of Dissenting Shares, if any, and upon the issuance of such Purchaser Shares in accordance with this Section 3.1(f), Purchaser shall be deemed to have issued such fully paid and non-assessable Purchaser Shares to Parent, and the stated capital account maintained by Purchaser in respect of such Purchaser Shares shall be increased by an amount equal to the Canadian dollar equivalent of the fair market value of the Parent Shares issued by Parent to Target Shareholders pursuant to Section 3.1(d);

(g)	the stated capital of the Target Shares shall be reduced to $1.00 without any repayment of capital in respect thereof;

(h)	the Target and the Purchaser shall amalgamate pursuant to section 182 of the CBCA and continued as one corporation to form Amalco in accordance with the following:

(i)	Name. The name of Amalco shall be “UEX Corporation”;

(ii)	Registered Office. The registered office of Amalco shall be located at 1500-1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7;

(iii)

Share Provisions. Amalco shall be authorized to issue an unlimited number of common shares without nominal or par value to which shares shall be attached the following rights (i) to vote at any meeting of shareholders of Amalco; (ii) to receive any dividend declared by Amalco; and (iii) to receive the remaining property of Amalco upon dissolution;

(iv)	Restrictions on Share Transfers. None;

(v)	Other Provisions. The other provisions forming part of the Articles of Amalco shall be those of the Purchaser, mutatis mutandis;

(vi)

Directors. (A) directors of Amalco shall, until otherwise changed in accordance with the CBCA, consist of a minimum number of one director and a maximum number of 11 directors; (B) the number of directors on the board of directors of Amalco shall initially be set at three; and (C) the initial directors of Amalco immediately following the amalgamation shall be the directors of the Purchaser at the Effective Time;

(vii)	Business and Powers. There shall be no restrictions on the business Amalco may carry on or on the powers it may exercise;

(viii)

Stated Capital. The aggregate stated capital of the common shares of Amalco will be an amount equal to the paid up capital for the purposes of the Tax Act of the common shares in the capital of the Purchaser immediately before the amalgamation;

(ix)	By-laws. The by-laws of Amalco shall be the by-laws of the Purchaser, mutatis mutandis;

(x)	Effect of Amalgamation. The provisions of subsections 186(b), (c), (d), (e) and (f) of the CBCA shall apply to the amalgamation with the result that:

(A)	all of the property of each of the Target and the Purchaser shall continue to be the property of Amalco;

(B)	Amalco shall continue to be liable for all of the obligations of each of the Target and the Purchaser;

(C)	any existing cause of action, claim or liability to prosecution of the Target or the Purchaser shall be unaffected;

(D)	any civil, criminal or administrative action or proceeding pending by or against the Target or the Purchaser may be continued to be prosecuted by or against Amalco; and

(E)	a conviction against, or ruling, order or judgment in favour of or against, the Target or the Purchaser may be enforced by or against Amalco;

(xi)

Articles. The Articles of Arrangement filed to give effect to the Arrangement shall be deemed to be the articles of amalgamation of Amalco and the Certificate of Arrangement issued in respect of such Articles of Arrangement by the Director under the CBCA shall be deemed to be the certificate of amalgamation of Amalco; and

(xii)	Effect of Amalgamation on Securities. On the amalgamation:

(A)	each issued and outstanding Target Share shall be cancelled without any repayment of capital; and

(B)	each issued and outstanding common share in the capital of the Purchaser shall survive and continue as one (1) common share in the capital of Amalco.

The transactions provided for in this Section 3.1 will be deemed to occur on the Effective Date and at the time specified notwithstanding that certain of the procedures related hereto are not completed until after the Effective Date.

3.2                  Notwithstanding that the transactions or events set out in Section 3.1 may occur or be deemed to occur in the order therein set out without any further act or formality, each of the Parties agree to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required by it in order to further document or evidence any of the transactions or events set out in Section 3.1 including, without limitation, any resolution of directors authorizing the issue, transfer or purchase for cancellation of shares, any share transfer powers evidencing the transfer of shares, any receipt therefor and any necessary additions to or deletions from share registers.

3.3                  In no event shall any holder of Target Shares be entitled to a fractional Parent Share. Where the aggregate number of Parent Shares to be issued to a Target Shareholder as consideration under or as a result of this Arrangement would result in a fraction of a Parent Share being issuable, the number of Parent Shares to be received by such Target Shareholder shall be rounded down to the nearest whole Parent Share and no former Target Shareholder will be entitled to any compensation in respect of a fractional Parent Share.

3.4                  The Arrangement shall be carried out such that the issuance of the Parent Shares to Target Shareholders in exchange for Target Shares qualifies in the United States for the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act and applicable U.S. state securities Laws in reliance upon similar exemptions under applicable U.S. state securities Laws, and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act to persons who are, have been within 90 days of the Effective Time, or, at the Effective Time, become affiliates (as defined in Rule 144 of the U.S. Securities Act) of Parent).

3.5                  The Parties hereto acknowledge and agree that immediately following the Effective Time, the Target Warrants will be adjusted in accordance with their respective contractual terms to account for the Arrangement.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1                  Parent will, following receipt by Target of the Final Order and prior to the Effective Time, deposit in escrow with the Depositary the Parent Shares to satisfy the consideration issuable and/or payable to the Target Shareholders pursuant to this Plan of Arrangement (other than Target Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection).

4.2                  After the Effective Date, certificates formerly representing Target Shares which are held by a Target Shareholder will, except for Target Shares held by Dissenting Target Shareholders, represent only the right to receive the consideration issuable and/or payable therefor pursuant to Section 3.1 in accordance with the terms of this Plan of Arrangement.

4.3                  No dividends or other distributions declared or made after the Effective Date with respect to the Parent Shares with a record date after the Effective Date will be payable or paid to the holder of any unsurrendered certificate or certificates for Target Shares which, immediately prior to the Effective Date, represented outstanding Target Shares and will not be payable or paid until the surrender of certificates for Target Shares for exchange for the consideration issuable and/or payable therefor pursuant to Section 3.1 in accordance with the terms of this Plan of Arrangement.

4.4                  As soon as reasonably practicable after the Effective Date (subject to Section 6.2), the Depositary will forward to each Target Shareholder that submitted a duly completed Transmittal Letter to the Depositary, together with the certificate (if any) representing the Target Shares held by such Target Shareholder, the certificates representing the Parent Shares issued to such Target Shareholder pursuant to Section 3.1(d), which shares will be registered in such name or names and either (i) delivered to the address or addresses as such Target Shareholder directed in their Transmittal Letter or (ii) made available for pick up at the offices of the Depositary in accordance with the instructions of the Target Shareholder in the Transmittal Letter.

4.5               Target Shareholders that did not submit an effective Transmittal Letter prior to the Effective Date may take delivery of the consideration issuable or payable to them by delivering the certificates representing Target Shares or Target Shares formerly held by them to the Depositary at the offices indicated in the Transmittal Letter. Such certificates must be accompanied by a duly completed Transmittal Letter, together with such other documents as the Depositary may require. Certificates representing the Parent Shares issued to such Target Shareholder pursuant to Section 3.1 will be registered in such name or names and delivered to the address or addresses as such Target Shareholder directed in their Transmittal Letter or (ii) made available for pick up at the offices of the Depositary in accordance with the instructions of the Target Shareholder in the Transmittal Letter, as soon as reasonably practicable after receipt by the Depositary of the required certificates and documents.

4.6                  Any certificate which immediately prior to the Effective Date represented outstanding Target Shares and which has not been surrendered, with all other instruments required by this Article 4, on or prior to the sixth anniversary of the Effective Date, will cease to represent any claim against or interest of any kind or nature in Target, Purchaser or the Depositary.

4.7                  In the event any certificate, which immediately before the Effective Time represented outstanding Target Shares that were exchanged pursuant to Section 3.1, is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the consideration to which such Person is entitled in respect of the Target Shares represented by such lost, stolen, or destroyed certificate pursuant to Section 3.1 deliverable in accordance with such Person’s Transmittal Letter. When authorizing such issuances or payment in exchange for any lost, stolen or destroyed certificate, the Person to whom consideration is to be issued and/or paid will, as a condition precedent to the issuance and/or payment thereof, give a bond satisfactory to Purchaser and its transfer agent in such sum as Purchaser may direct or otherwise indemnify Purchaser in a manner satisfactory to it, against any Claim that may be made against one or both of them with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 5
RIGHTS OF DISSENT

5.1                  Pursuant to the Interim Order, each registered Target Shareholder may exercise rights of dissent (“Dissent Rights”) under Section 190 of the CBCA as modified by this Article 5, the Interim Order and the Final Order in respect of the Arrangement, provided that the written objection to the Arrangement Resolution contemplated by Section 190 of the CBCA must be sent to and received by the Target not later than 5:00 p.m. on the Business Day that is two (2) Business Days before the Target Meeting or any date to which the Target Meeting may be postponed or adjourned from time to time. Target Shareholders who duly exercise such Dissent Rights shall be deemed to have transferred their Target Shares to the Purchaser as of the Effective Time further to Section 3.1(c) hereof, without any further act or formality and free and clear of any Encumbrances (other than the right to be paid fair value as set out in this Section 5.1), and if they:

(a)    are ultimately determined to be entitled to be paid fair value for their Dissenting Shares, which fair value, notwithstanding anything to the contrary contained in Part XV of the CBCA, shall be determined as of the close of business on the day before the Target Shareholder Approval is obtained, will be entitled to be paid such fair value by the Target and will not be entitled to any other payment or consideration including any payment that would be payable under this Plan of Arrangement had such holders not exercised their Dissent Rights in respect of their Target Shares; or

(b)    are ultimately determined to be not entitled, for any reason, to be paid fair value for their Dissenting Shares, will be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a Target Shareholder who has not exercised Dissent Rights and be entitled to receive only the consideration set forth in Section 3.1(d) hereof that such holder would have received if such holder had not exercised Dissent Rights.

5.2                  In no circumstances will the Target, the Purchaser or any other person be required to recognize a holder exercising Dissent Rights as a holder of Target Shares unless such person is the registered holder of such Target Shares in respect of which such rights are sought to be exercised.

5.3                In no circumstances will the Target, the Purchaser or any other person be required to recognize a holder exercising Dissent Rights as a holder of Target Shares after the completion of the steps set forth in Section 3.1(a), and each Dissenting Target Shareholder will cease to be entitled to the rights of a Target Shareholder in respect of the Target Shares in relation to which such Dissenting Target Shareholder has exercised Dissent Rights and the central securities register of the Target will be amended to reflect that such former holder is no longer the holder of such Target Shares as and from the completion of the steps in Section 3.1(a).

5.4                 In addition to any other restrictions set forth in the CBCA, none of the following shall be entitled to exercise Dissent Rights: holders of Target Options, holders of Target RSUs, holders of Target Warrants and Target Shareholders who vote, or instruct a proxyholder to vote, in favour of the Arrangement Resolution and shall be deemed to have not exercised Dissent Rights in respect of such Target Shares.

ARTICLE 6
EFFECT OF THE ARRANGEMENT

6.1                  As at and from the Effective Time:

(a)	Amalco will be a wholly-owned Subsidiary of Parent:

(b)	the rights of creditors against the property and interests of Target will be unimpaired by the Arrangement; and

(c)	Target Shareholders, other than Dissenting Target Shareholders, will hold Parent Shares in replacement for their Target Shares, as provided by the Plan of Arrangement.

6.2                Notwithstanding any provision of this Plan of Arrangement to the foregoing, Purchaser, Target and the Depositary will be entitled to deduct and withhold from any consideration payable to any holder of Target Shares, Target RSUs or Target Options or to any Dissenting Target Shareholder (as applicable), such amounts as Purchaser, Target or the Depositary (as the case may be) is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax laws, in each case, as amended. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes hereof as having been paid to the holder of the Target Shares, Target RSUs or Target Options (as the case may be) in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to such holder exceeds the cash component, if any, of the consideration otherwise payable to such holder, each of Target, Purchaser and the Depositary is hereby authorized to deliver to a licensed securities broker (“Broker”) for sale in the name of the holder such portion of the Parent Shares paid as consideration to the holder under this Plan of Arrangement as is reasonably necessary to provide sufficient funds (after the deduction of all fees, commissions or costs in respect of the sale) to Purchaser, Target or the Depositary, as the case may be, to enable it to implement such deduction or withholding, with instruction to the Broker sell, on the holder’s behalf, such Parent Shares at prevailing market prices and to deliver the proceeds to Purchaser, Target or the Depositary (as the case may be). Parent Shares so delivered to a Broker in the name of a holder, will be treated for all purposes hereof as having been paid to and received by the holder. Purchaser, Target or the Depositary (as the case may be) will notify the holder thereof, remit the applicable portion of the net proceeds of such sale (after deduction of all fees, commissions or costs in respect of such sale) to the appropriate taxing authority and remit to the holder any unapplied balance of the net proceeds of such sale. None of Target, Purchaser or the Depositary shall be under any obligation to obtain or indemnify any such holder in respect of a particular price for the Parent Shares so sold. Notwithstanding the foregoing, in lieu of having all or any part of a holder’s Parent Shares sold under this Section 6.2, (i) the holder may at any time prior to the Effective Date, provide cash to Target, Purchaser or the Depositary to fund any required withholding taxes in respect of their Target Shares, Target RSUs or Target Options (as the case may be), provided the cash delivered is sufficient to satisfy any remittance in full or (ii) the holder may direct the Target, Purchaser or the Depositary to deduct any required withholding taxes in respect of their Target Shares, Target RSUs or Target Options (as the case may be) from any amount owing at the Effective Date by Target, Purchaser or the Depositary (as the case may be) to the holder (pursuant to the Plan of Arrangement or otherwise) to fund all or any portion of such required withholding taxes.

ARTICLE 7
AMENDMENTS

7.1                  Purchaser and Target reserve the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Date, provided that any such amendment, modification or supplement must be contained in a written document that is approved by each of Purchaser and Target and is filed with the Court. Subject to Section 7.3, if such amendment, modification or supplement is made following the Target Meeting, it will be approved by the Court and, if required by the Court, communicated to the Target Shareholders, and will become part of the Arrangement upon completion of all the conditions required in the Court approval.

7.2                  Save and except as may be otherwise provided in the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by Purchaser or Target (provided that the other will have consented thereto) at any time prior to the Target Meeting with or without any other prior notice or communication to Target Shareholders, and, if so proposed and accepted by Target Shareholders voting at the Target Meeting, will become part of this Plan of Arrangement for all purposes.

7.3                  Any amendment, modification or supplement to this Plan of Arrangement may be made by Purchaser and Target without approval of the Target Shareholders provided that it concerns a matter which, in the reasonable opinion of Purchaser and Target, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Target Shareholders.

ARTICLE 8
FURTHER ASSURANCES

8.1                 Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

Schedule 2

REPRESENTATIONS AND WARRANTIES OF TARGET

Target hereby represents and warrants to Parent and Purchaser (and acknowledges that each of Parent and Purchaser is relying upon such representations and warranties in connection with entering into this Agreement) as set forth below:

(a)

Organization: Target and each of the Target Subsidiaries is a corporation duly incorporated or amalgamated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Target and each of its subsidiaries (i) has all licenses, permits, certificates, orders and other authorizations of or from any Governmental Entity necessary to conduct its business substantially as now conducted, and (ii) is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary.

(b)

Capitalization: The authorized share capital of Target consists of unlimited number of Target Shares and an unlimited number of Preferred shares issuable in series (none of which Preferred shares are issued and outstanding as of the closing of business on June 10, 2022). The number of issued and outstanding Target Shares, Target Options, Target RSUs and Target Warrants as of the close of business on June 10, 2022 is set forth in Schedule (B) of the Target Disclosure Letter. Except as disclosed above, there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Target of any securities of Target (including Target Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Target (including Target Shares). All outstanding Target Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Target Shares issuable upon the exercise of rights under the Target Options, Target RSUs and Target Warrants in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of Target (including the Target Shares, the Target Options, Targets RSUs and the Target Warrants) have been issued in compliance with all applicable Laws and Securities Laws. There are no securities of Target outstanding which have the right to vote generally (or, other than the Target Options, Targets RSUs and the Target Warrants, are convertible into, or exchangeable or exercisable for securities having the right to vote generally) with the Target Shareholders on any matter. There are no outstanding contractual or other obligations of Target or any of the Target Subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposing of any of its outstanding securities. There are no outstanding bonds, debentures or other evidences of indebtedness of Target having the right to vote with the holders of the outstanding Target Shares on any matters.

(c)

Authority: Target has the requisite corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Target as contemplated by this Agreement and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by Target and the performance by Target and of its obligations under this Agreement have been duly authorized by the Target Board and no other corporate proceedings on the part of Target or any of the Target Subsidiaries is necessary to authorize the execution and delivery of this Agreement or the performance by Target of its obligations under this Agreement or the Arrangement pursuant to the Plan of Arrangement. This Agreement has been duly executed and delivered by Target and constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(d)

No Consent: No consent, approval, order or Authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Target or any of the Target Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Target of the transactions contemplated hereby other than:

(i)	in connection with or in compliance with applicable securities Laws;

(ii)	obtaining the Interim Order and Final Order, obtaining any approvals required by the Interim Order and Final Order and filing any documents as may be required to be filed with the Director;

(iii)	any other consents, waivers, permits, orders or approvals referred to in the Target Disclosure Letter; and

(iv)	any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Target.

(e)

Target Subsidiaries: The only Subsidiaries of Target are the Target Subsidiaries and Target does not own a direct or indirect voting or equity interest in any Person that is not one of the Target Subsidiaries and has no agreement or other commitment to acquire such interest. The authorized and issued securities of each Target Subsidiary is set out in Schedule (E) of the Target Disclosure Letter. All of the outstanding shares of the Target Subsidiaries are validly issued, fully paid and non-assessable and free of pre-emptive rights to the extent such concepts exists under applicable Laws. Other than as set out in Schedule (E) of the Target Disclosure Letter, all of the outstanding shares of the Target Subsidiaries are owned, directly or indirectly, by Target. Except pursuant to restrictions on transfer contained in the Articles or by-laws (or their equivalent) of the applicable Target Subsidiary, the outstanding shares of the Target Subsidiaries are owned free and clear of all Encumbrances, other than the Target Permitted Encumbrances, and Target is not liable to any creditor in respect thereof.

(f)

No Violation: None of the authorization, execution and delivery of this Agreement by Target, the completion of the transactions contemplated by this Agreement or the Plan of Arrangement, or compliance by Target with any of the provisions hereof or thereof will: (1) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of Target, or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on Target, under any of the terms, conditions or provisions of (A) their respective articles, charters or by-laws or other comparable organizational documents, or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, license, permit, or other Contract; or (2) result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to Target or any of their respective properties or assets; or (3) cause the suspension or revocation of any Permit currently in effect in respect of Target (except, in the case of each of clauses (1), (2) and (3) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens which, or any consents, approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect). The authorization of this Agreement, the execution and delivery by Target of this Agreement, the performance by Target of its obligations under this Agreement, and the consummation by Target of the Arrangement, will not (x) give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, contract, license, franchise or Permit, or result in the imposition of any Encumbrance, charge or Lien upon any of Target’s assets; (y) result in or accelerate the time for payment or vesting of, or increase the amount of any severance, unemployment compensation, “golden parachute”, bonus, termination payments or otherwise, becoming due to any director or officer of Target or any of the Target Subsidiaries or increase any benefits otherwise payable under any pension or benefits plan of Target or any of the Target Subsidiaries or result in the acceleration of the time of payment or vesting of any such benefits (other than in respect of the Target Options, the Target RSUs and those employment agreements or other agreements described in Schedule (F) of the Target Disclosure Letter); or (z) result in the imposition of any liens upon any assets of Target.

(g)

Target Authorizations: Target and the Target Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Target or the Target Subsidiaries or otherwise in connection with the material business or operations of Target or the Target Subsidiaries and such Authorizations are in full force and effect. Target and the Target Subsidiaries have fully complied with and are in compliance with all Authorizations. There is no action, investigation or proceeding pending or, to the knowledge of Target, threatened regarding any of the Authorizations. None of Target and the Target Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations and all such Authorizations continue to be effective in order for Target and the Target Subsidiaries to continue to conduct their business as they are currently being conducted.

(h)	Financial Statements and Information:

(i)

The Target Financial Statements were prepared in accordance with IFRS, and fairly represent, in all material respects, the consolidated financial condition of Target at the respective dates indicated and the results of operations of Target (on a consolidated basis) for the periods covered.

(ii)

Since December 31, 2021, neither Target nor any of the Target Subsidiaries nor, to Target’s knowledge, any director, officer, employee, auditor, accountant or representative of Target or any of the Target Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Target or any of the Target Subsidiaries or their internal accounting controls, including any complaint, allegation, assertion, or claim that Target or any of the Target Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Target Board.

(i)	Employment Agreements:

(i)

the Target Subsidiaries have no employees, and no severance amounts and/or retention or bonuses are payable by the Target Subsidiaries to anyone, and the Target Subsidiaries are not a party to any consulting agreements;

(ii)	Target and the Target Subsidiaries are and have been operated in all material respects in compliance with all applicable Laws relating to employees;

(iii)	there is no material proceeding, action, suit or claim pending or threatened involving any employee of Target and the Target Subsidiaries;

(iv)

except as disclosed in Schedule (I)(iv) of the Target Disclosure Letter, none of Target and the Target Subsidiaries is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of Target or any of the Target Subsidiaries that would be triggered by Target’s entering into this Agreement or the completion of the Arrangement;

(v)

none of Target and the Target Subsidiaries has any employee or consultant whose employment or contract with Target or one of the Target Subsidiaries cannot be terminated by Target or one of the Target Subsidiaries, as applicable; and

(vi)

none of Target and the Target Subsidiaries: (A) is a party to any collective bargaining agreement; (B) is, to the knowledge of Target, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement; or (C) is subject to any current, or to the knowledge of Target, pending or threatened strike, lockout, slowdown or work stoppage.

(j)

Reporting Status and Securities Laws Matters: Target is a “reporting issuer” and except as disclosed in Schedule (J) to the Target Disclosure Letter, is in compliance in all material respects with applicable Canadian Securities Laws in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario and Newfoundland. No delisting, suspension of trading in or cease trading order with respect to any securities of Target and, except as disclosed in Schedule (J) to the Target Disclosure Letter, to the knowledge of Target, no inquiry or investigation (formal or informal) of any Securities Regulator, is in effect or ongoing or, to the knowledge of Target, expected to be implemented or undertaken. The Target Shares are listed and posted for trading on the TSX. Target is in compliance in all material respects with all requirements of the TSX.

(k)

Public Record: Except as disclosed in Schedule (K) of the Target Disclosure Letter, Target has filed all required reports, statements, forms and other documents required to be filed by it in accordance with applicable Laws and, as of their respective dates, the documents and materials comprising the Target Disclosure Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any Misrepresentation, and complied in all material respects with all Securities Laws. Target has not filed any confidential material change or other report or other document with any Securities Regulator or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(l)

Books and Records: The financial books, records and accounts of Target in all material respects: (i) have been maintained in accordance with IFRS, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Target, and (iii) accurately and fairly reflect the basis for the Target Financial Statements. The corporate records and minute books for Target have been maintained in accordance with all applicable Laws and contain complete and accurate minutes of all meetings and resolutions of the directors and shareholders of Target held and/or passed, as applicable, since their incorporation or amalgamation, as the case may be.

(m)

No Undisclosed Liabilities: Other than as disclosed in Schedule (M) of the Target Disclosure Letter, Target has no outstanding indebtedness or liabilities and is not party to or bound by any material suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, other than those specifically identified in the Target Financial Statements.

(n)	Absence of Changes: Since January 1, 2022, except as disclosed in Schedule (N) of the Target Disclosure Letter:

(i)

there has been no change (actual, contemplated or threatened) in the condition (financial or otherwise), earnings, position, value, operation, properties, business results of operations or prospects of Target or any of the Target Subsidiaries that has or is reasonably likely to have a Material Adverse Effect on Target, and the debt, business and material property of Target and of the Target Subsidiaries conform in all respects to the description thereof contained in the Target Disclosure Letter;

(ii)	there has been no dividend or distribution of any kind declared, paid or made by Target on any Target Shares;

(iii)	Target and each of the Target Subsidiaries have conducted their respective businesses only in the ordinary and regular course of business consistent with past practice;

(iv)	there has not been any acquisition or sale by Target or any of the Target Subsidiaries of any material property or assets thereof;

(v)

other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Target or any of the Target Subsidiaries of: (A) any payment, liability or obligation of any nature which has had or is reasonably likely to have a Material Adverse Effect on Target; (B) any debt for borrowed money other than in connection with the JCU acquisition; (C) any creation or assumption by Target or any of the Target Subsidiaries of any Encumbrance; (D) any making by Target or any of the Target Subsidiaries of any loan, advance or capital contribution to or investment in any other Person (other than (1) loans and advances in an aggregate amount that does not exceed $100,000 outstanding at any time, and (2) loans made to other Target Subsidiaries); or (E) any entering into, amendment of, relinquishment, termination or non-renewal by Target or any of the Target Subsidiaries of any contract, agreement, licence, lease transaction, commitment or other right or obligation which has had or is reasonably likely to have a Material Adverse Effect on Target;

(vi)	Target has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Target Shares;

(vii)

other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Target or any of the Target Subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any material increase in severance or termination pay or any material increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors or officers;

(viii)	Target has not effected any material change in its accounting methods, principles or practices; and

(ix)	Target has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

(o)

Material Contracts: Schedule (O) of the Target Disclosure Letter includes a complete and accurate list of all Material Contracts to which Target or any of the Target Subsidiaries is a party. All Material Contracts are in full force and effect, and Target and any of the Target Subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof. Target has made available to the Purchaser true and complete copies of all Material Contracts. All of the Material Contracts are valid and binding obligations of Target or a Target Subsidiary, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. Target and the Target Subsidiaries have complied in all material respects with all terms of such Material Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no default or breach exists in respect thereof on the part of Target or any of the Target Subsidiaries or, to the knowledge of Target, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of the Material Contracts. As at the date hereof, neither Target nor any of the Target Subsidiaries have received written notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the knowledge of Target or any of the Target Subsidiaries, no such action has been threatened. Neither Target nor any of the Target Subsidiaries is a party to any Material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of Target or any of the Target Subsidiaries.

(p)

Compliance with Law: To the best of the knowledge of Target after due enquiry, Target and each of the Target Subsidiaries have complied in all material respects with and are in compliance in all material respects with all Laws applicable to the operation of its business, and without limitation, Target and each of the Target Subsidiaries hold all permits, licences and approvals required for the operation of their business as is now being and has previously been conducted.

(q)

Litigation, etc: There are no claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of Target, threatened or affecting Target or any of the Target Subsidiaries or affecting any of its respective property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws. Neither Target, any of the Target Subsidiaries, nor their assets or properties are subject to any outstanding judgement, order, writ, injunction or decree that involves or may involve or restricts or may restrict the right or ability of Target or any of the Target Subsidiaries to conduct their business in all material respects as it has been carried on prior to the date hereof, or that would materially impair the consummation of the transactions contemplated by this Agreement.

(r)

Absence of Cease Trade Orders: No order ceasing or suspending trading in the Target Shares (or any of them) or any other securities of Target is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Target, are pending, contemplated or threatened.

(s)

Licences, etc: Target and the Target Subsidiaries hold all requisite licences, registrations, qualifications, permits, certificates, orders, grants, approvals, consents and other authorizations necessary or appropriate for carrying on their business as currently carried on and all such licences, registrations, qualifications, permits, certificates, orders, grants, approvals, consents and other authorizations are valid and subsisting and in good standing in all material respects. In particular, without limiting the generality of the foregoing, neither Target nor any of the Target Subsidiaries have received any notice of proceedings relating to the revocation or adverse modification of any material mining or exploration permit or licence, nor have they received notice of the revocation or cancellation of, or any intention to revoke or cancel, any mining rights, groups of claims, exploration rights, concessions or leases with respect to any of the Target Mineral Rights.

(t)	Interest in Properties and Target Mineral Rights. Except as disclosed in Schedule (T) of the Target Disclosure Letter:

(i)

all of Target’s mineral interests and rights (including any mineral claims, mining claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Laws or otherwise) (collectively, and where material, the “Target Mineral Rights”), are set out in the Target Disclosure Letter. Other than the Target Mineral Rights set out in Schedule (T) of the Target Disclosure Letter, neither Target nor any of the Target Subsidiaries own or has any interest in any material real property or any other material mineral interests and rights;

(ii)	Target is the sole legal and beneficial owner of all right, title and interest in and to the Target Mineral Rights, free and clear of any Encumbrance, other than the Target Permitted Encumbrances.

(iii)	all of the Target Mineral Rights have been properly located and recorded and otherwise granted in compliance with applicable Laws and are comprised of valid and subsisting Target Mineral Rights;

(iv)

the Target Mineral Rights are in good standing under applicable Laws and, to the knowledge of Target, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments required to be made in respect thereof have been paid or incurred and all filings in respect thereof have been made;

(v)

there are no material adverse Claims against or challenge to the title to or ownership of any of the Target Mineral Rights which would reasonably be expected to have a Material Adverse Effect on Target;

(vi)	Target has the exclusive right to deal with the its interest in the Target Mineral Rights;

(vii)	no Person other than Target has any interest in any of the Target Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest;

(viii)	there are no back-in rights, earn-in rights, purchase options, rights of first refusal or similar provisions or rights which would affect Target’s interest in any of the Target Mineral Rights;

(ix)	there are no material restrictions on the ability of Target to use, transfer or exploit any of the Target Mineral Rights, except pursuant to the applicable Laws;

(x)	Target has not received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Target in any of the Target Mineral Rights; and

(xi)

Other than fee simple estates, Target has all surface rights, including leases, easements, rights of way and permits or licences operations from landowners, or Governmental Entities permitting the use of land by Target, and other interests that are required to exploit the development potential of the Target Mineral Rights as contemplated in Target Disclosure Letter and no third party or group holds any such rights that would be required by Target to develop any of the Target Mineral Rights as contemplated in Target Disclosure Letter.

(u)

Mineral Resources: Other than as set out in Schedule (U) of the Target Disclosure Letter, the most recent estimated, indicated, measured and inferred mineral resources disclosed in the Target Disclosure Documents before the date of this Agreement have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practices and all applicable Laws, including the requirements of NI 43-101. The information provided by Target to the Qualified Persons (as defined in NI 43-101) in connection with the preparation of such estimates was complete and accurate at the time such information was furnished. No material mineral deposits are subject to illegal occupation. There has been no material reduction in the aggregate amount of estimated mineral resources of Target from the amounts disclosed in the Target Disclosure Documents. Other than as set out in Schedule (V) of the Target Disclosure Letter, all information regarding the Target Mineral Rights, including drill results, technical reports and studies, that are required to be disclosed by Laws, have been disclosed in the Target Disclosure Documents.

(v)	Operational Matters:

(i)

All rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Target, or any of the Target Subsidiaries and any of their material joint ventures, have been: (A) duly paid; (B) duly performed; or (С) provided for prior for the date hereof; and

(ii)

All costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Target or any of the Target Subsidiaries or any of its material joint ventures is directly or indirectly bound, have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(w)	Off Balance Sheet Transactions. None of Target or any of the Target Subsidiaries is a party to or bound by any operating leases or any “off-balance-sheet” transactions or arrangements.

(x)

Title and Rights re: Other Assets. Target and the Target Subsidiaries, as applicable, have good and valid title to all material properties and assets other than the Target Properties and the Target Mineral Rights (which are addressed elsewhere) reflected in the audited consolidated financial statements for the year ended December 31, 2021 (or acquired after that date) or valid leasehold or license interests in all material properties and assets not reflected in such financial statements but used by Target or any of the Target Subsidiaries, free and clear of all material Encumbrances, other than the Target Permitted Encumbrances, and there are no back-in rights, earn-in rights, purchase options, rights to first refusal or similar provisions or rights which would affect Target’s or any of the Target Subsidiaries’ interest in any of the foregoing-described material properties and assets.

(y)	Environmental:

(i)	Target and the Target Subsidiaries are and have been in compliance with and is not in violation of any Environmental Laws;

(ii)

Target and the Target Subsidiaries have operated their respective businesses at all times and has generated, received, handled, used, stored, treated, shipped and disposed of all contaminants, wastes, and hazardous and toxic substances without violation of Environmental Laws;

(iii)

there have been no spills, releases, deposits or discharges of pollutants or hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water, whether surface or otherwise, or any municipal or other sewer or drain or drinking or water systems, by Target or any of the Target Subsidiaries, or from Target assets or operations, which could reasonably be expected to result in liability under any Environmental Law, that have not been reported, mitigated and remedied in compliance with Environmental Laws;

(iv)

no orders, written notifications, directives, demands, claims, instructions, directions or notices have been issued and remain outstanding by any Governmental Entity pursuant to any Environmental Laws, whether or not have the force of law, relating to the business or assets of Target or any of the Target Subsidiaries;

(v)	neither Target nor any of the Target Subsidiaries has failed to report to the proper Governmental Entity the occurrence of any event which is required to be so reported by any Environmental Laws;

(vi)

Target and the Target Subsidiaries hold all Environmental Approvals required under any Environmental Laws in connection with the operation of their respective businesses and the ownership and use including rehabilitation of their respective assets, all such Environmental Approvals are in full force and effect, and neither Target nor any of the Target Subsidiaries has received any notification from any Governmental Entity pursuant to any Environmental Laws that any work, undertaking, study, report, assessment, repairs, constructions or other expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any Environmental Approvals issued pursuant thereto, or that any Environmental Approvals referred to above are about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

(vii)

there are no changes in the status, terms or conditions of any Environmental Approvals held by Target or any of the Target Subsidiaries, or any renewal, modification, revocation, reassurance, alteration, transfer, restriction or amendment of any such Environmental Approvals, or any review by, or approval of, any Governmental Entity of such Environmental Approvals that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business and operations of Target or any of the Target Subsidiaries following the Effective Date;

(viii)

Target and the Target Subsidiaries have made available to Purchaser all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental, health and safety matters; and

(ix)	none of Target and the Target Subsidiaries are subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws.

(z)

Insurance: As of the date hereof, Target has such policies of insurance as are listed in Schedule (Z) of the Target Disclosure Letter. All insurance maintained by Target and each of the Target Subsidiaries is in full force and effect and in good standing and neither Target nor any of the Target Subsidiaries are in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has Target or any of the Target Subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of Target or any of the Target Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

(aa)	Tax Matters:

(i)

each of Target and the Target Subsidiaries has duly and timely filed with the appropriate Governmental Entity all Tax Returns required to be filed by it with the appropriate Governmental Entity and such Tax Returns are complete and correct;

(ii)

each of Target and the Target Subsidiaries has: (A) duly and timely paid all Taxes due and payable by it; (B) duly and timely withheld, or has made arrangements under the terms of this Arrangement Agreement and the Plan of Arrangement to duly and timely withhold, all Taxes and other amounts required by Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Laws to be remitted by it; and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales, sales, value added and federal, provincial, state or territorial sales taxes, required by Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Laws to be remitted by it;

(iii)

the charges, accruals and reserves for Taxes reflected on the Target Financial Statements (whether or not due and whether or not shown on any of the Tax Returns but excluding any provision for deferred income taxes) are, in the opinion of Target, adequate under applicable accounting principles to cover Taxes with respect to Target and the Target Subsidiaries accruing for the periods covered thereby;

(iv)

there are no proceedings, investigations, audits, assessments, reassessments or claims now pending or to the knowledge of Target, threatened against Target or the Target Subsidiaries that propose to assess Taxes in addition to those reported in the Tax Returns;

(v)	no waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to Target or any of the Target Subsidiaries;

(vi)

neither Target nor any of the Target Subsidiaries has acquired property or services from, or disposed of property to a non-arm’s length Person, within the meaning of the Tax Act: (A) for consideration the value of which is less than the fair market value of the property or services (as the case may be); or (B) as a contribution of capital for which no shares were issued by the acquirer of the property or services (as the case may be);

(vii)

Target has made available to Purchaser copies of all T2 corporate income tax returns filed by Target and each of the Target Subsidiaries for the fiscal years ended December 31, 2018, 2019, 2020 and 2021 and all material written communication to or from any Governmental Entity relating to the Taxes of Target;

(viii)	for the purposes of the Tax Act:

(A)	Target is resident in Canada; and

(B)	each of the Target Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country;

(ix)

there are no Encumbrances for Taxes upon any properties or assets of Target or any of the Target Subsidiaries (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the Target Financial Statements);

(x)

to the best of its knowledge based on current business plans and financial projections, Target expects that it would be classified as a “passive foreign investment company” (as defined under section 1297(a) of the U.S. Tax Code) (a “PFIC”) for its taxable year ending December 31, 2021;

(xi)

Target has not declared or paid any dividends or made any other distribution on any of the Target Shares or made any redemption or other acquisition of Target Shares (A) in contemplation of this Agreement, the Plan of Arrangement, or any transactions contemplated by this Agreement or the Plan or Arrangement, or (B) since December 31, 2021;

(xii)

other than in the ordinary and regular course of business consistent with past practice, neither Target nor any of the Target Subsidiaries has sold any property or assets thereof (A) in contemplation of this Agreement, the Plan of Arrangement, or any transactions contemplated by this Agreement or the Plan or Arrangement or (B) since December 31, 2021; and

(xiii)

Target does not own, and will not own on the Effective Date, any “United States real property interest” as defined under section 897(c)(1)(A) of the U.S. Tax Code and regulations promulgated thereunder.

(bb)

Non-Arm’s Length Transactions. Except for employment or employment compensation agreements entered into in the ordinary course of business or as contemplated in this Arrangement Agreement or the Plan of Arrangement, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Target or any of the Target Subsidiaries) between Target or any of the Target Subsidiaries on the one hand, and any: (i) officer or director of Target or any of the Target Subsidiaries; (ii) any holder of record or, to the knowledge of Target, beneficial owner of five percent or more of the voting securities of Target; or (iii) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(cc)

No Option on Assets. No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Target or the Target Subsidiaries of the material assets of Target.

(dd)

Winding Up: No order has been made, petition presented or meeting convened for the purpose of winding up of Target or any of the Target Subsidiaries, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of Target or any of the Target Subsidiaries are distributed amongst the creditors and/or shareholders or other contributors, and there are no proceedings under any applicable insolvency, bankruptcy, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.

(ee)

Brokers: No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Target, other than the Financial Advisors, the fees and expenses of which are as set forth in Schedule (EE) of the Target Disclosure Letter.

(ff)

No Expropriation. No property or asset of Target or any of the Target Subsidiaries (including any Target Mineral Rights) has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Target, is there any intent or proposal to give any such notice or to commence any such proceeding.

(gg)

Corrupt Practices: There have been no actions taken by Target or any of its Affiliates which violated or are in violation of the Foreign Corrupt Practices Act of 1977 (United States) or the Corruption of Foreign Public Officials Act (Canada) or any similar legislation of another jurisdiction.

(hh)

Confidentiality Agreements: Target has not waived any “standstill” provisions in any such agreement, and no such agreement contains any provision currently in effect which would require Target to pay any break fee or similar payment to any Person, other than Purchaser pursuant to this Agreement.

(ii)

Competition Act: Target does not have assets in Canada or annual gross revenues from sales in or from Canada that exceed $93 million, in either case, as determined in accordance with the Competition Act and the regulations thereunder.

(jj)

U.S. Securities Law Matters. Target: (i) is a “foreign private issuer” as defined in Rule 405 under the U.S. Securities Act; (ii) has no class of securities outstanding that is or is required to be registered under section 12 of the 1934 Act or that is subject to the reporting requirements of section 13 or 15(d) of the 1934 Act; (iii) is not registered or required to register as an investment company under the 1940 Act; and (iv) the Target Shares, Target Warrants, Targets RSUs and Target Options have not been traded on any national securities exchange in the United States during the past 12 calendar months.

(kk)

Vote Required. The only votes of the holders of any class or series of the Target Securities or other securities of Target necessary to approve this Agreement and the Arrangement and the transactions contemplated hereof or thereby is, subject to the Interim Order, the Target Shareholder Approval.

(ll)

COVID-19. Target and each of the Target Subsidiaries has investigated, and is investigating, all reported material occupational health and safety issues related to the Covid-19 pandemic. With respect to each such issue, Target and each of the Target Subsidiaries has taken, and is taking, all required and other reasonable corrective action in accordance with all Governmental Entity and public health recommendations to reduce the spread of Covid-19 within the applicable workplace.

Schedule 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Each of Parent and Purchaser hereby represent and warrant to Target (and acknowledges that Target is relying upon such representations and warranties in connection with entering into this Agreement) as set forth below:

(a)

Organization: Each of Parent, the Parent Subsidiaries and Purchaser is a corporation duly incorporated or amalgamated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Each of Parent and Purchaser (i) has all licenses, permits, certificates, orders and other authorizations of or from any Governmental Entity necessary to conduct its business substantially as now conducted, and (ii) is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary.

(b)

Capitalization of Parent: The authorized share capital of Parent consists of 750,000,000 Parent Shares with a par value of USD $0.001 per share. As of the close of business on June 10, 2022, there are 286,287,179 Parent Shares issued and outstanding. In addition, as of the close of business on June 10, 2022, 8,139,101 Parent Options, 3,963,904 Parent Warrants and 2,306,887 restricted stock units of Parent are issued and outstanding. Except as disclosed above, there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Parent of any securities of Parent (including Parent Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Parent (including Parent Shares) or of the Parent Subsidiaries. All outstanding Parent Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Parent Shares issuable upon the exercise of rights under the Parent Options in accordance with the respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of Parent (including Parent Shares and Parent Options) have been issued in compliance with all applicable Laws and Securities Laws. There are no securities of Purchaser or any of the Parent Subsidiaries outstanding which have the right to vote generally (or, other than the Parent Options and Parent Warrants, are convertible into, or exchangeable or exercisable for securities having the right to vote generally) with the Parent Shareholders on any matter. There are no outstanding contractual or other obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to disposing of any of its outstanding securities.

(c)

Capitalization of the Purchaser. The authorized capital of the Purchaser consists of an unlimited number of common shares (the “Purchaser Shares”). As of the close of business on June 10, 2022, there were (i) 100 Purchaser Shares issued and outstanding all of which have been duly authorized and validly issued and are fully paid and non-assessable. There is no outstanding contractual obligation of the Purchaser to, directly or indirectly, repurchase, redeem or otherwise acquire any Purchaser Shares or any convertible securities issued by the Purchaser. The Parent is directly the sole beneficial and registered owner of 100% of the issued and outstanding Purchaser Shares with good and marketable title thereto, free and clear of all liens.

(d)

Authority: Each of Parent and Purchaser has the requisite corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by the Parent and Purchaser as contemplated by this Agreement and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by each of Parent and Purchaser and the performance by each of Parent and Purchaser of its obligations under this Agreement has been duly authorized by the Parent Board and the Purchaser Board, respectively and no other corporate or shareholder proceedings on the part of Parent or Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement or the performance of its respective obligations under this Agreement or the Arrangement pursuant to the Plan of Arrangement (and for greater certainty, the issuance of the Parent Shares forming part of the Consideration pursuant to the Arrangement does not require the approval of the Parent Shareholders). This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(e)

No Consent: No consent, approval, order or Authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Parent or any of the Parent Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby other than:

(i)	any other consents, waivers, permits, orders or approvals referred to in the Parent Disclosure Documents; and

(ii)	any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(f)

Target Subsidiaries: The only Subsidiaries of Parent are the Parent Subsidiaries and, except as referred to in the Parent Disclosure Documents, Parent does not own a direct or indirect voting or equity interest in any Person that is not one of the Parent Subsidiaries and has no agreement or other commitment to acquire such interest. All of the outstanding shares of the Parent Subsidiaries are validly issued, fully paid and non-assessable and free of pre-emptive rights to the extent such concepts exists under applicable Laws. All of the outstanding shares of the Parent Subsidiaries are owned, directly or indirectly, by Parent.

(g)

No Violation: None of the authorization, execution and delivery of this Agreement by each of Parent and Purchaser, the completion of the transactions contemplated by this Agreement or the Plan of Arrangement, or compliance by each of Parent and Purchaser with any of the provisions hereof or thereof will: (1) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require, except in respect of approvals from the NYSE American, any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any lien upon, any of the properties or assets of Parent or Purchaser or any of the Parent Subsidiaries, or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on Parent or Purchaser or any of the Parent Subsidiaries, under any of the terms, conditions or provisions of (A) their respective articles, charters or by-laws or other comparable organizational documents, or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, lien, license, permit, or other Contract; or (2) subject to obtaining the approvals from the NYSE American, (x) result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to Parent or Purchaser or any of the Parent Subsidiaries or any of its properties or assets; or (y) cause the suspension or revocation of any Permit currently in effect in respect of Parent or Purchaser or the Parent Subsidiaries (except, in the case of each of clauses (1) and (2) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens which, or any consents (expressly excluding the approvals from the NYSE American), approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect). The authorization of this Agreement, the execution and delivery by each of Parent and Purchaser of this Agreement, the performance by each of Parent and Purchaser of its obligations under this Agreement, and the consummation by each of Parent and Purchaser of the Arrangement, will not (x) give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, contract, license, franchise or Permit, or result in the imposition of any Encumbrance, charge or lien upon any of the assets of each of Parent or Purchaser or the assets of any of the Parent Subsidiaries; or (y) result in the imposition of any liens upon any assets of Parent or Purchaser or any of the Parent Subsidiaries. There are no approvals and notices (except for post-closing notices) required from any third party under any Contracts in order for Parent or Purchaser and the Parent Subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement.

(h)

Parent Authorizations: Parent and the Parent Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Parent or the Parent Subsidiaries or otherwise in connection with the material business or operations of Parent or the Parent Subsidiaries and such Authorizations are in full force and effect, except where failure to obtain Authorizations, considered individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Parent. Parent and the Parent Subsidiaries have fully complied with and are in compliance with, in each case in all material respects, all Authorizations. There is no action, investigation or proceeding pending or, to the knowledge of Parent, threatened regarding any of the Authorizations. None of Parent and the Parent Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations and all such Authorizations continue to be effective in order for Parent and the Parent Subsidiaries to continue to conduct their business as they are currently being conducted.

(i)

Financial Statements and Information: The Parent Financial Statements were prepared in accordance with generally accepted accounting principles in the United States consistently applied, and fairly represent, in all material respects, the consolidated financial condition of Purchaser at the respective dates indicated and the results of operations of Parent (on a consolidated basis) for the periods covered.

(j)

Reporting Status and Securities Laws Matters: Parent is a “reporting issuer” and not on the list of reporting issuers in default under applicable Canadian Securities Laws in each of the provinces of Canada. The Parent Shares are registered as a class under section 12(b) of the U.S. Exchange Act, and Parent has filed all reports that it is required to file under section 13(a) of the U.S. Exchange Act. No delisting, suspension of trading in or cease trading order with respect to any securities of and, to the knowledge of Parent, no inquiry or investigation (formal or informal) of any Securities Regulator, is in effect or ongoing or, to the knowledge of Parent, expected to be implemented or undertaken. Parent is in compliance in all material respects with all requirements of the NYSE American. The Parent Shares are listed and posted for trading on the NYSE American.

(k)

Public Record: Parent has filed all required reports, statements, forms and other documents required to be filed by it in accordance with applicable Laws and, as of their respective dates, the documents and materials comprising the Parent Disclosure Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any Misrepresentation, and complied in all material respects with all Securities Laws. Parent has not filed any confidential material change or other report or other document with any Securities Regulator or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(l)

Books and Records: The financial books, records and accounts of Parent in all material respects: (i) have been maintained in accordance with U.S. GAAP, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Parent, and (iii) accurately and fairly reflect the basis for the Parent Financial Statements. The corporate records and minute books for Parent have been maintained in accordance with all applicable Laws and contain complete and accurate minutes of all meetings and resolutions of the directors and shareholders of Parent held and/or passed, as applicable, since their incorporation or amalgamation, as the case may be.

(m)

No Undisclosed Liabilities: Parent and the Parent Subsidiaries have no outstanding indebtedness or liabilities and are not party to or bound by any material suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, other than those specifically identified in the Parent Financial Statements or incurred in the ordinary course of business since the date of the most recent Parent Financial Statements filed on SEDAR or otherwise disclosed in the Parent Disclosure Documents.

(n)	Absence of Changes: Since January 31, 2022, except as disclosed in the Parent Disclosure Documents:

(i)

there has been no material change (actual, contemplated or threatened) in the condition (financial or otherwise), earnings, position, value, operation, properties, business results of operations or prospects of Parent and the Parent Subsidiaries, and the debt, business and material property of Parent and the Parent Subsidiaries conform in all respects to the description thereof contained in the Parent Disclosure Documents;

(ii)	Parent and each of the Parent Subsidiaries have conducted their respective businesses only in the ordinary and regular course of business consistent with past practice; and

(iii)	Parent has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Parent Shares.

(o)

Compliance with Law: To the best of the knowledge of Parent after due enquiry, each of Parent and Purchaser has complied with and are in compliance with all Laws applicable to the operation of its business, except where such non-compliance, considered individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Parent and without limitation, Parent holds all permits, licences and approvals required for the operation of their business as is now being and has previously been conducted.

(p)

Litigation, etc: Other than as disclosed in the Parent Disclosure Documents, there are no claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of Parent, threatened affecting Parent, Purchaser or any of the Parent Subsidiaries or affecting any of their respective property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws which, individually or in the aggregate will have a Material Adverse Effect on Parent.

(q)

Absence of Cease Trade Orders: No order ceasing or suspending trading in the Parent Shares (or any of them) or any other securities of Parent is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Parent, are pending, contemplated or threatened. Other than as disclosed in the Parent Disclosure Documents, neither Parent, any of the Parent Subsidiaries, nor their assets or properties are subject to any outstanding judgement, order, writ, injunction or decree that involves or may involve or restricts or may restrict the right or ability of Parent or any of the Parent Subsidiaries to conduct their business in all material respects as it has been carried on prior to the date hereof, or that would materially impair the consummation of the transactions contemplated by this Agreement.

(r)	Parent Material Properties:

(i)

the mineral properties material to the Parent (the “Parent Material Properties”) constitute the material mining concessions, claims, leases, licenses, permits or other rights to explore for, develop and extract minerals that Parent or any of the Parent Subsidiaries have any legal or equitable interest in (collectively, and where material, the “Parent Mineral Rights”);

(ii)

Parent or Parent Subsidiaries are the sole legal and beneficial owner of all right, title and interest in and to the Parent Material Properties, free and clear of any Encumbrance, other than as disclosed in the Parent Disclosure Documents;

(iii)

other than as disclosed in the Parent Disclosure Documents, all of the Parent Mineral Rights have been properly located and recorded and otherwise granted in compliance with applicable Laws and are comprised of valid and subsisting Parent Mineral Rights;

(iv)

each Parent Material Property is in good standing under applicable Laws, Parent and the Parent Subsidiaries are lawfully authorized to hold the interests of Parent and the Parent Subsidiaries in the Parent Material Properties, and to the knowledge of Parent, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments required to be made in respect thereof have been paid or incurred and all filings in respect thereof have been made;

(v)	there are no material adverse Claims against or challenge to the title to or ownership of the Parent Material Properties which would reasonably be expected to have a Material Adverse Effect on Parent;

(vi)

neither Parent, Purchaser nor the Parent Subsidiaries have received any notice, whether written or oral from any Governmental Entity or any person with jurisdiction or applicable authority of any revocation or intention to revoke Parent’s or any of the Parent Subsidiaries’ interests in the Parent Material Properties, except as disclosed in the Parent Disclosure Documents; and

(vii)

all work and activities carried out on the Parent Material Properties or any of the Parent Subsidiaries or any other person appointed by Parent, Purchaser or any of the Parent Subsidiaries have been carried out in all material respects in compliance with all applicable Laws, and neither Parent, Purchaser nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, Purchaser or any of the Parent Subsidiaries, any other person has received any notice of any material breach of any such applicable Laws, except as disclosed in the Parent Disclosure Documents.

(s)

Winding Up: No order has been made, petition presented or meeting convened for the purpose of winding up of Parent or any of the Parent Subsidiaries, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of Parent or any of the Parent Subsidiaries are distributed amongst the creditors and/or shareholders or other contributors, and there are no proceedings under any applicable insolvency, bankruptcy, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.

(t)

Brokers: No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Purchaser, other than the fees and expenses payable to BMO Capital Markets, in its capacity as the Parent’s financial advisor for the Transaction.

(u)

Issuance of Parent Shares: The Parent Shares to be issued as part of the Consideration will, when issued pursuant to the Arrangement, be duly and validly issued as fully paid and non-assessable common shares in the capital of Parent, free and clear of all liens, freely tradeable, subject to any affiliate resale restrictions, and listed and posted for trading on the NYSE American.

(v)

COVID-19. Parent and each of the Parent Subsidiaries has investigated, and is investigating, all reported material occupational health and safety issues related to the Covid-19 pandemic. With respect to each such issue, Parent and each of the Parent Subsidiaries has taken, and is taking, all required and other reasonable corrective action in accordance with all Governmental Entity and public health recommendations to reduce the spread of Covid-19 within the applicable workplace.

(w)	Tax Matters:

(i)

Parent and each of the Parent Subsidiaries has duly and timely filed with the appropriate Governmental Entity all Tax Returns required to be filed by it and such Tax Returns are complete and correct in all material respects, except where failure to duly and timely file, considered individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Parent;

(ii)

Parent and each of the Parent Subsidiaries has: (A) duly and timely paid all Taxes due and payable by it; (B) duly and timely withheld all Taxes and other amounts required by Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Laws to be remitted by it; and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales, sales, value added and federal, provincial, state or territorial sales taxes, required by Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Laws to be remitted by it, except where, in each case, non-compliance, considered individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Parent; and

(iii)	Purchaser is

(A)	not a non-resident of Canada for the purposes of the Tax Act; and

(B)	either,

(I)	a corporation that “at no time carried on business” within the meaning of subsection 87(4.4) of the Tax Act; or

(II)	a “principal business corporation” within the meaning of subsection 66(15) of the Tax Act.

Schedule 4

LOCKED-UP SHAREHOLDERS

Directors and Officers of Target

●	Roger Lemaitre
●	Evelyn Abbott
●	Bernard Poznanski
●	Graham Thody
●	Suraj Ahuja
●	Peter Netupsky
●	Emmet McGrath
●	Catherine Stretch

Major Shareholders of Target

N/A

Schedule 5

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.         The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) involving UEX Corporation (“UEX”) pursuant to the arrangement agreement among UEX, Uranium Energy Corp. (“UEC”) and UEC 2022 Acquisition Corp., a wholly-owned subsidiary of UEC, dated June 13, 2022 (the “Arrangement Agreement”), all as more particularly described and set forth in the Management Proxy Circular of UEX dated ”, 2022 (the “Circular”), accompanying the notice of this meeting (as the Arrangement may be, or may have been, amended, modified, or supplemented in accordance with its terms), is hereby authorized, approved and adopted;

2.         The plan of arrangement, as it may be or has been duly amended, modified or supplemented (the “Plan of Arrangement”), involving UEX and implementing the Arrangement, the full text of which is set out in Schedule 1 to the Circular (as the Plan of Arrangement may be, or may have been, duly amended, modified or supplemented in accordance with its terms), is hereby approved and adopted;

3.         The Arrangement Agreement and the transactions contemplated therein, the actions of the directors of UEX in approving the Arrangement and the actions of the directors and officers of UEX in executing and delivering the Arrangement Agreement and in causing the performance by UEX of its obligations thereunder and any amendments thereto in accordance with its terms are hereby ratified and approved;

4.         UEX be and is hereby authorized to apply for a Final Order from the Supreme Court of British Columbia to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been amended, modified or supplemented and as described in the Circular);

5.         Notwithstanding that this resolution has been passed (and the Plan of Arrangement adopted) by the shareholders and other applicable securityholders of UEX or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of UEX are hereby authorized and empowered, without further notice to, or approval of, the shareholders and other applicable securityholders of UEX:

a.         to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

b.         subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

6.         Any one director or officer of UEX be and is hereby authorized and directed for and on behalf of UEX to execute, whether under the corporate seal of UEX or otherwise, and deliver for filing with the Director under the CBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such documents; and

7.         Any one director or officer of UEX be and is hereby authorized and directed for and on behalf of UEX to execute or cause to be executed, whether under the corporate seal of UEX or otherwise, and deliver or cause to be delivered, all such agreements, forms, waivers, notices, certificates, confirmations and other documents and instruments, and to perform or cause to be performed all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions and the matters authorized thereby, including:

a.         all actions required to be taken by or on behalf of UEX, all necessary filings and the receipt of the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

b.         the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by UEX,

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.